     As filed with the Securities and Exchange Commission on May 25, 1999

                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                               ----------------

                            Braun Consulting, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                    7379                   36-4294297
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                                 Gregory A. Ostendorf
                                            General Counsel and Secretary
       30 West Monroe, Suite 300              30 West Monroe, Suite 300
        Chicago, Illinois 60603                Chicago, Illinois 60603
            (312) 984-7000                          (312) 984-7000
   (Address, including zip code, and   (Name, address, including zip code, and
           telephone number,                      telephone number,
 including area code, of registrant's     including area code, of agent for
     principal executive offices)                      service)

                                  Copies to:
            Marcus A. Watts                     Jeffrey A. Schumacher
       Locke Liddell & Sapp LLP                Sachnoff & Weaver, Ltd.
           3400 Chase Tower               30 South Wacker Drive, Suite 2900
         Houston, Texas 77002                  Chicago, Illinois 60606
            (713) 226-1200                          (312) 207-1000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]


   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Proposed Maximum
               Title of Each Class of                 Aggregate Offering       Amount of
            Securities to be Registered                    Price (1)       Registration Fee
-------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share............      $57,500,000           $15,985

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION -- May 25, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
      , 1999
                                      [LOGO]

                              Braun Consulting, Inc.

                                Shares of Common Stock

--------------------------------------------------------------------------------

    Braun Consulting,       The Offering:
    Inc.:


                            . We are offering
    . We deliver                         shares
      comprehensive           of our common
      eSolutions by           stock, and existing
      combining               stockholders are
      professional            offering
      services expertise      shares of our
      in customer-centric     common stock.
      strategy and
      business
      intelligence with
      advanced Internet
      application
      development skills.

                            . The underwriters
                              have an option to
                              purchase an
                              additional
                                         shares
                              from existing
                              stockholders to
                              cover over-
                              allotments.

    . Braun Consulting,
      Inc. 30 West
      Monroe, Suite 300
      Chicago, Illinois
      60603 (312) 984-
      7000

                            . This is our initial
                              public offering,
                              and no public
                              market currently
                              exists for our
                              shares. We
                              anticipate that the
                              initial public
                              offering price will
                              be between $
                              and $        per
                              share.

    Proposed Symbol &
    Market:

    . BRNC/Nasdaq
      National Market

                            . Closing:         ,
                              1999.

    ----------------------------------------------

                                          Per Share Total
    -----------------------------------------------------
     Public offering price:                 $       $
     Underwriting fees:
     Proceeds to Braun Consulting, Inc.:
     Proceeds to selling stockholders:

    ----------------------------------------------

    This investment involves risk. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette

                              Salomon Smith Barney

                                                    Adams, Harkness & Hill, Inc.

             The undersigned is facilitating Internet distribution.
                                 DLJdirect Inc.

(First fold inside front cover)

[eSolutions logo]

Copy: integrated new approaches to business that leverage the convergence of strategy, knowledge assets and the Internet.

   (Left panel, inside gate fold)

   [Braun Consulting logo]

   [illustration]

   Copy: Braun Consulting delivers eSolutions that combine customer-centric strategy and business intelligence with advanced Internet application development skills.

 (Right panel, inside gate fold)

 Text: eSolutions.

 Intranet-driven Products and Services

 Challenge:

 Increase Fortune 100 client's effectiveness in going to market through new Web-enabled management and distribution capabilities.

 eSolution:

 Braun Consulting worked with a major manufacturer of electronics equipment to rethink how to more effectively go to market with an expansive collection of product and service offerings. Working with the client, we built and deployed a Web-based eSolution that effectively integrated dispersed business locations and hundreds of product and service offerings across a multi-tiered framework based on leading information technology. We utilized Oracle database technology for efficient information storage and leading Web and transaction server products from Microsoft to manage and distribute information. Our approach included using the latest in browser technology to deploy a Web-based application across dozens of office locations. Advanced logic required for the eSolution was built into the middle layer to mask complexity for end business users. The system included analytical capabilities to dynamically calculate product and service offering charges and improve inventory management.

 Results:

 The client is now better equipped to compete in highly competitive markets and improve customer satisfaction by identifying and tailoring product and service offerings that best meet customers' needs. Through intranet-based access to information, this Fortune 100 leader is capitalizing on knowledge assets to more effectively target and deliver hundreds of products and services. Taking advantage of its new infrastructure, the client is now able to better focus on increasing revenues and profits by exploiting flexible pricing models.

 Targeting Customers and Improving Sales Effectiveness through the Web

 Challenge:

 Empower pharmaceuticals marketing managers with intranet access to key information that optimizes market potential of innovative product from global health care provider.

 eSolution:

 Braun Consulting developed and implemented new customer prioritization and sales force optimization strategies for this client. The multi-phase project is designed to drive revenue growth through improved management of customer assets. We approached the situation by first assessing the quality and quantity of data available to brand and field management. Our consultants assessed volume potential in the targeted market and gauged opportunities based on customer behaviors. We then designed an intranet-distributed database tool used to improve sorting and ranking of target customers. Through improved Web access to data representing multiple purchasing criteria, we focused on creating the ability to align sales force targets with high-potential customers.

 Results:

 The client will be equipped with dynamic and real-time customer evaluation capabilities made possible by Web access to critical information. Our tools provide the ability to develop new and improved target lists for selling and marketing across international regions. These target lists provide for increased alignment between the client's sales force and high-potential customers. The client can get closer to the right customers and improve returns on sales force investments in multiple countries.

 Improved Information Access to Increase Sales

 Challenge:

 Drive revenues and productivity through advanced Web-based access to sales information for a leading manufacturer of commercial and consumer equipment.

 eSolution:

 Braun Consulting worked with the client to improve access to important knowledge assets through advanced client/server data warehousing and Web-enabled reporting technologies. Working across multiple project phases, we replicated existing reports, developed interfaces to new order management systems and enabled integration of data resources from multiple existing systems. In a two-part process, we developed data models and data extraction logic that interfaced with the client's enterprise transactional system. Our approach created a cohesive database containing information from three business-critical functions and managed to balance the design requirements of several data marts in an environment where no two data sources exhibited the same delivery frequency or storage type. We created and Web-enabled more than one hundred reports to capture and disseminate the knowledge contained in the client's powerful new data warehouse.

 Results:

 Improved access to information through Web-based reporting is leading to increased productivity and sales. The client's executive and sales management teams now have access to user-friendly information derived from a highly intuitive data warehouse that is designed to be scaled well into the next century.

 Developing a New Customer and Market Approach in Telecommunications

 Challenge:

 Navigate a deregulating telecommunications environment, migrate to Web-based information access, build closer relationships with target customers and bring innovative new products and services to market in a growing international marketplace.

 eSolution:

 Braun Consulting is working with a major telecommunications provider to introduce leading CRM strategies and build critical business intelligence capabilities and information technology infrastructure. In the first phase of the project, we worked with the client to scope and assess the situation through an extensive interview process with the leadership team that identified needs in marketing strategy, organizational structure, business processes, data management and systems requirements. From this phase we delivered an executive findings document that outlined recommendations for strategy and development of a full-lifecycle marketing database that will include powerful Internet and intranet interfaces when complete.

 Results:

 Now in the second phase of working with the telecommunications leader, we are designing and implementing a new marketing system that is defining the organization and business processes necessary to compete in the new environment. To empower customer-centric and Web-enabled business capabilities, we are building a data warehouse that is rapidly approaching one terabyte, or one trillion bytes, of data and is expected to grow to three terabytes of data within the next 12 months. Working together with the client, our eSolution will integrate customer information from one of the largest Web-enabled data warehouses in this region of the world.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    5
Special Note Regarding Forward-
 Looking Statements.................   12
Where You Can Find More Information.   13
Corporate Information...............   13
Use of Proceeds.....................   14
Dividend Policy.....................   14
Capitalization......................   15
Dilution............................   16
Selected Consolidated Financial
 Data...............................   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   18

                                                                       Page
Business..............................................................  26
Management............................................................  39
Certain Relationships and Related Transactions........................  46
Principal and Selling Stockholders....................................  48
Description of Capital Stock..........................................  49
Shares Eligible for Future Sale.......................................  51
Underwriting..........................................................  53
Legal Matters.........................................................  55
Experts...............................................................  55
Index to Consolidated Financial Statements............................ F-1

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

   This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                  Our Company

   Braun Consulting delivers comprehensive eSolutions by combining professional services expertise in customer-centric strategy and business intelligence with advanced Internet application development skills. eSolutions are integrated new approaches to business that leverage the convergence of strategy, knowledge assets and leading technologies, including the Internet, to enable electronic commerce and improve customer relationships. Our eSolutions are designed to provide a measurable return on a client's investment by driving its revenue growth. Through our proprietary Transform methodology, we provide eSolutions to our Fortune 500 and middle-market clients on-time and on-budget in order to help them achieve competitive advantage in rapidly changing markets.

   The growing demand for eSolutions can be attributed to the emergence of Internet-based innovation, knowledge workers, digital business strategies, globalization and deregulation. The rapid adoption of the Internet is transforming the business marketplace and accelerating the shift toward electronic commerce, including both business-to-business and business-to-consumer applications. We help clients identify opportunities and transform their business by leveraging the convergence of:

  . customer-centric strategies that improve relationships and interactions with targeted profitable customers;

  . business intelligence capabilities (including customer relationship management, or CRM, and data warehousing) that drive revenue growth and enhance profitability of products and services through improved access to knowledge assets; and

  . Internet, intranet and extranet applications that enable electronic commerce and facilitate the broad and immediate dissemination of information.

   Our extensive expertise in CRM applications and data warehousing, combined with our strategic focus and Internet application skills, uniquely positions us to provide comprehensive eSolutions. Since 1993, we have provided services to more than 200 companies, including AT&T, Eli Lilly, Motorola, Pharmacia-Upjohn, Ralston Purina, S.C. Johnson, TMP Worldwide (Monster.com owner) and Xerox.

                                 Our Advantage

   Turbulence and changes in previously established markets provide tremendous opportunities for organizations that are insightful and knowledge-driven. In the new millennium, businesses working to attain competitive advantage in changing markets will be forced to use Web-based business approaches and efficient management of core knowledge assets. The convergence of the Internet, customer-centric strategies and business intelligence will enable a new era of business.

   We believe that clients dependent upon knowledge assets and effective use of the Internet will purchase eSolutions from qualified and proven end-to-end solutions providers. We are uniquely positioned to deliver comprehensive eSolutions based on the following:

  . our Transform methodology is designed to deliver large-scale, end-to-end eSolutions;

  . we are a pioneer in business intelligence, including CRM and data warehousing;

  . we have expertise in designing customer-centric and Internet business strategies; and

  . we are leaders in integrating Web-based technology, including
    Internet, intranet and extranet application development.

                              Our Growth Strategy

   Our goal is to continue our growth by capitalizing on our position as an eSolutions leader. Our strategies for achieving this objective include:

  . expanding the complexity and scope of our existing client relationships and maintaining a reputation for delivering innovative eSolutions and achieving high client satisfaction that helps attract new clients;

  . maintaining our unique culture by attracting outstanding professionals and retaining them with our comprehensive training curriculum and our focus on leading-edge technologies, professional development programs, incentive-based compensation and a balanced lifestyle;

  . capitalizing on our substantial existing infrastructure, which includes an experienced senior management team, a business development group and our proprietary Transform methodology and database; and

  . pursuing strategic acquisitions to expand our expertise in new technologies, gain access to additional talented professionals, expand our geographic presence and increase our client base.

                                  The Offering

Common stock offered:
  By Braun Consulting...                  shares
  By the selling
   stockholders.........                  shares
                          ----------------------
    Total...............                  shares

  Common stock to be
   outstanding after
   this offering........                 shares (a)

Use of proceeds.........  The net proceeds from this offering are estimated to be
                          approximately $     million. We will use the net
                          proceeds for:

                          . the payment of S corporation distributions of
                            approximately $1.5 million;

                          . the retirement of approximately $3.5 million
                            of existing indebtedness;

                          . possible strategic acquisitions; and

                          . working capital and other general corporate purposes.

                          We will not receive any proceeds from the shares sold by the selling stockholders.

Proposed Nasdaq National
 Market symbol..........  BRNC

   Unless stated otherwise, the information contained in this prospectus (1)
assumes that our common stock will be sold at $        per share, which is the
mid-point of the range set forth on the cover page of this prospectus, (2) gives effect to the acquisition of Vertex Partners, Inc., which closed on May 4, 1999 and was accounted for using the pooling-of-interests method of accounting, (3) assumes that the underwriters' over-allotment option is not exercised and (4) reflects our incorporation in Delaware immediately prior to the consummation of this offering.
--------------------
(a) The number of shares of common stock to be outstanding is as of May 4, 1999 and excludes (1) options outstanding as of May 4, 1999 to purchase
    shares of common stock at a weighted average exercise price of $     per
    share and (2)       shares of common stock reserved as of May 4, 1999 for
    issuance upon exercise of options that may be granted in the future under our stock plans. See "Management--Stock Plans."

                      Summary Consolidated Financial Data

   The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto beginning on page F-1 of this prospectus.

                                                                Periods From
                                                                 January 1
                               Years Ended December 31,        Through May 4,
                         ------------------------------------- ---------------
                          1994   1995   1996    1997    1998    1998    1999
                                (In thousands, except per share data)
Statement of Income
 Data:
Total revenues.......... $5,438 $8,435 $11,272 $19,508 $27,862 $8,327  $13,574
Operating income........    534    712   1,697   1,859     826     57    1,431
Net income (loss).......    521    647   1,659   1,635     861    (54)   1,372
Pro forma net income
 (loss) (a).............    296    358     975   1,014     401    (31)     823
Pro forma earnings
 (loss) per share (a):
 Basic.................. $      $      $       $       $       $       $
 Diluted................

                                                     As of May 4, 1999
                                           -------------------------------------
                                                                  Pro Forma as
                                           Actual  Pro Forma (b) Adjusted (b)(c)
                                                       (In thousands)
Balance Sheet Data:
Cash...................................... $   605    $   605          $
Total assets..............................  13,180     13,180
Total debt................................   3,479      3,479
Stockholders' equity......................   5,041        441

--------------------
(a) For all periods indicated except 1994, we operated as an S corporation and were not subject to federal and certain state income taxes. In 1994, we operated as a C corporation. Prior to the completion of this offering, we will become subject to federal and state income taxes. Pro forma net income and earnings per share for periods subsequent to 1994 reflect federal and state income taxes as if we had not elected S corporation status for income tax purposes. Pro forma net income and earnings per share for 1994 reflect federal and state income taxes on a basis consistent with subsequent periods.
(b) Pro forma reflects the S corporation distribution of approximately $1.5 million to our current stockholders and the recognition of a nonrecurring tax liability, which would have been $3.1 million had the termination of our S corporation status occurred as of May 4, 1999.
(c) Pro forma as adjusted reflects the sale of the shares of common stock offered by this prospectus at an assumed initial public offering price of
    $     per share and after deducting the estimated underwriting discounts and commissions and offering expenses and the application of the estimated net proceeds from this offering.

                                  RISK FACTORS

   Before you invest in our common stock, you should understand that such an investment involves various risks, including those described below. You should carefully consider these risk factors as well as all of the other information contained in this prospectus before you decide to purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks related to our business

 We must recruit and retain qualified professionals to succeed in our labor-intensive business

   Our future success depends in large part on our ability to recruit and retain project and engagement managers, strategists, engineers, and other technical personnel and sales and marketing professionals. Qualified professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense, and the industry turnover rate for them is high. Any inability to recruit and retain a sufficient number of qualified employees could hinder the growth of our business.

 We depend on our senior management team, and the loss of any member may adversely affect our business

   We believe that our success will depend on the continued employment of our senior management team. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team was unable or unwilling to continue in their present positions, such persons would be difficult to replace and our business could be seriously harmed. Accordingly, the loss of one or more members of our senior management team could impact our future revenues. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our key employees. Employee defections to clients would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business.

 Although we expect that our acquisition of Vertex Partners will result in benefits, those benefits may not be realized

   We acquired Vertex Partners on May 4, 1999. Vertex Partners is a professional services provider that designs and implements customer-centric strategies for its clients. Achieving the expected benefits of the acquisition will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner to minimize the risk that the acquisition will result in the loss of clients or key employees and to minimize the diversion of the attention of management. Among the challenges involved in this integration is demonstrating to our clients that the acquisition will not result in adverse changes in client service standards or business focus and demonstrating to our personnel that our business cultures are compatible. There can be no assurance that we can successfully integrate the business of Vertex Partners or that any of the anticipated benefits will be realized, and failure to do so could seriously harm our business.

 Potential future acquisitions could be difficult to integrate and adversely affect our operating results

   One of our strategies for growth is the acquisition of businesses. We may not be able to find and consummate acquisitions on terms and conditions reasonably acceptable to us. The acquisitions we do undertake may involve a number of special risks, including:

  . diversion of management's attention;

  . potential failure to retain key acquired personnel;

  . assumptions of unanticipated legal liabilities and other problems;

  . difficulties integrating systems, operations and cultures; and

  . amortization of acquired intangible assets.

   Our failure to successfully manage future acquisitions could seriously harm our operating results.

 Failure to manage our growth may adversely affect our business

   We have grown rapidly in revenues and in the number of our employees and key executives. We cannot be sure that we will continue to grow or that we will be able to manage our growth. Our growth has resulted in new and increased responsibilities for management and will continue to place a significant strain on our management and our operating and financial systems. In order to accommodate the increased number of engagements and clients and the increased size of our operations, we will need to recruit and retain the appropriate personnel to manage our operations. We will also need to improve our operational, financial and management processes and systems. If we fail to successfully implement and integrate these systems or if we are unable to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial and operational information, which would harm our business and could lead to volatility in our stock price.

 We have relied and expect to continue to rely on a limited number of clients for a significant portion of our revenues

   We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues could decline substantially. As a result, the loss of any significant client could seriously harm our business. In 1998, our ten largest clients generated approximately 64% of our revenues, with one client accounting for more than 10% of our revenues. The volume of work that we perform for a specific client is likely to vary from year to year, and a significant client in one year may not use our services in a subsequent year.

 Our failure to meet client expectations could result in losses and negative publicity

   We create, implement and maintain eSolutions and other applications that are often critical to our clients' businesses. Any defects or errors in our eSolutions or other applications or failure to meet clients' expectations could result in:

  . delayed or lost revenues due to adverse client reaction;

  . requirements to provide additional services to a client at no charge;

  . negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

  . claims for substantial damages against us, regardless of our responsibility for such failure.

   While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

 Our lack of long-term contracts with clients reduces the predictability of our revenues

   Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for us to predict our revenues and operating results. Our failure to accurately predict our revenues may seriously harm our financial condition and results of operation because we incur costs based on our expectations of future revenues. Although it is our goal to design and implement complete eSolutions for our clients, we may be retained to design or implement discrete segments of an overall eSolution. Because large client projects may involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. Such cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to general business or financial conditions of the client.

   In addition, our existing clients can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly redeploy our employees to other engagements in order to minimize underutilization of employees and the resulting harm to our operating results.

 We may lose money on fixed-price contracts

   Approximately 26% of our revenues in 1998 were derived from fixed-price contracts, and we anticipate this percentage to increase in the future. If we miscalculate the resources or time we need to complete fixed-price engagements, our operating results could be seriously harmed. The risk that such miscalculations will occur is high because we work with complex technologies in compressed time frames.

 Our international engagements face special risks

   Our international engagements are subject to a variety of risks that could seriously harm our financial condition and operating results. These risks include the following:

  . the impact of recessions in economies outside the United States;

  . unexpected changes in regulatory requirements;

  . restrictions on the import and export of certain technologies;

  . reduced protection for intellectual property rights in some countries;

  . seasonal reductions in business activity in certain parts of the world;

  . potentially adverse tax consequences;

  . increases in tariffs, duties, price controls or other restrictions on foreign currencies; and

  . trade barriers imposed by foreign countries.

 We may not be able to protect our intellectual property and proprietary rights

   We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

Risks related to eSolutions market

 Our growth could be impacted by the development of the market for eSolutions and the Internet

   We believe that the market developing for eSolutions is distinct from traditional information technology and systems integration services markets, which requires a different set of skills and capabilities. We cannot be certain that a viable market for eSolutions will emerge or be sustainable. If a viable and sustainable market for our eSolutions does not develop, our growth could be negatively affected. Even if an eSolutions market develops, we may not be able to differentiate our services from those of our competitors. If we do not differentiate our services, our revenue growth and operating margins may decline.

   If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be harmed. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and operating improvements.

 Competition could result in price reductions, reduced profitability and loss of market share

   Competition in the eSolutions market and its component markets is intense. If we fail to compete successfully, our business could be seriously harmed. Our current competitors include, and may in the future include, the following:

  . emerging Web consulting firms such as Agency.com, Proxicom, Razorfish, Scient and Viant, which are focused on Internet-based, electronic business and digital business solutions;

  . systems integrators such as Andersen Consulting, Ernst & Young,
    PricewaterhouseCoopers and Sapient;

  . strategy and management consulting firms such as Bain, Boston
    Consulting Group, Diamond Technology Partners and McKinsey;

  . regional specialized information technology firms;

  . vendor-based services organizations of companies such as IBM and Oracle; and

  . internal management and information technology departments of current and future client organizations.

   Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than us. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or client needs.

   Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

 Year 2000 issues could adversely affect our business

   Many of our clients and potential clients have limited information technology budgets, and a substantial portion of their budgeted expenses through December 31, 1999, and potentially beyond, are for Year 2000 remediation and compliance projects. As our clients focus on Year 2000 issues, the amount available to our clients for funding the typical projects we undertake may be limited, which may result in fewer projects, especially large-scale, complex projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

   The Year 2000 problem may also affect software or code that we develop or third-party software products that are incorporated into the eSolutions we create for our clients. Our clients license software directly from third parties, and we do not guarantee that the software licensed from these suppliers is Year 2000 compliant. However, any failure on our part to provide Year 2000 compliant eSolutions to our clients could result in financial loss, harm to our reputation and liability to others and could seriously harm our business, financial condition and operating results.

 Our business will be negatively affected if we do not keep pace with the latest technological changes and client preferences

   Our market and the leading technologies used by our clients are characterized by rapid technological change. If we are unable to respond successfully to these technological developments or do not respond in a timely or cost-effective way, our business and operating results will be seriously harmed. We have derived a substantial portion of our revenues from eSolutions based upon the Internet and other leading information technologies. As a result, our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. In addition, we must recruit and retain professionals who are apprised of technological advances and developments so that they can fulfill the increasingly sophisticated needs of our clients.

Risks related to the ownership of our common stock

 Our quarterly revenues and operating results could be volatile and may cause our stock price to fluctuate

   Our quarterly revenues and operating results may fluctuate significantly in the future. Our operating results could be volatile and difficult to predict. As a result, period-to-period comparisons of our operating results may not be a good indication of our future performance. Operating expenses may increase in each quarter ending September 30, both on absolute terms and as a percentage of revenues, due to the potential hiring of large numbers of recent college graduates each year, which results in increased salary expenses before such new employees begin to generate substantial revenues. Factors that may harm our business or cause our operating results to fluctuate include the following:

  . our inability to obtain new and follow-on client engagements;

  . decreases in the amount and changes in the timing of expenditures by our clients for our services;

  . our inability to recruit and retain skilled management, strategic, technical, design, sales, marketing and support professionals;

  . decreases in our employee utilization rate, including our ability to transition employees quickly from completed projects to new engagements;

  . the introduction of new services by us or our competitors;

  . price competition;

  . our inability to manage costs, including personnel costs and support services costs;

  . our inability to effectively integrate acquisitions with existing operations; and

  . costs related to the opening or expansion of offices.

   A significant portion of our operating expenses, such as personnel and facilities costs, are fixed in the short term. We have also hired a large number of personnel in core support services, including technology infrastructure, recruiting, business development, finance and administration, in order to support our anticipated growth. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in losses for the quarter. In addition, our future quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Our officers and directors own a large percentage of our stock and could control matters submitted to stockholders

   Upon completion of this offering, our directors, executive officers and
their affiliates will beneficially own, in the aggregate, approximately     %
of our outstanding common stock, or     % if the underwriters exercise their
over-allotment option. Steven J. Braun, our President and Chief Executive
Officer, will beneficially own approximately     % of our outstanding common
stock, or     % if the underwriters exercise their over-allotment option. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Braun Consulting. See "Principal and Selling Stockholders."

 We have various mechanisms in place to discourage takeover attempts

   Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of Braun Consulting that a stockholder may consider favorable. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . classifying a board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

  . limiting who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders;

  . establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

  . requiring that vacancies on the board of directors, including newly-created directorships, be filled only by a majority of directors then in office; and

  . providing that directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock voting together as a single class.

   In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of Braun Consulting. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

 Investors will experience immediate and substantial dilution

   The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, each stockholder purchasing in this offering would receive less than the price paid for the common stock.

 Management will have broad discretion in the allocation of the net proceeds of this offering

   Management will have broad discretion in the allocation of the net proceeds after payment of the S corporation distributions and the retirement of debt. Pending such uses, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

 Shares becoming available for sale could affect our stock price and dilute your ownership in us

   Sales of a substantial number of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering could cause the market price of our common stock to fall. Such sales could also impair our ability to raise capital through the sale of additional equity securities. For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets and Internet usage in general.

   You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit. You may inspect a copy of the registration statement without charge at the Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof, upon payment of certain fees, from the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

   We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                             CORPORATE INFORMATION

   Braun Consulting, Inc. was incorporated as RNW, Inc. on April 20, 1990. In May 1993, RNW, Inc. changed its name to Shepro Braun Consulting, Inc., and subsequently changed its name to Braun Consulting, Inc. We will reincorporate in Delaware prior to the consummation of this offering. References in this prospectus to "Braun Consulting," "we," "our" and "us" refer to Braun Consulting, Inc., a Delaware corporation, and its subsidiaries (including Vertex Partners) and predecessors. Braun Consulting's principal executive offices are located at 30 West Monroe, Suite 300, Chicago, Illinois, 60603, and our telephone number is (312) 984-7000. We invite you to visit our Internet site at www.braunconsult.com. The information contained on our Internet site is not contained herein.

                                USE OF PROCEEDS

   The net proceeds from the sale of the            shares of common stock
offered by us will be approximately $     million, assuming an initial public
offering price of $        per share and after deducting the estimated
underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders.

   The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from this offering for:

  . the payment of S corporation distributions of approximately $1.5 million;

  . the retirement of approximately $3.5 million of existing indebtedness;

  . possible strategic acquisitions; and

  . working capital and other general corporate purposes.

   After this offering, the S corporation distributions will be made to our existing stockholders in an amount that approximates taxes required to be paid currently by the stockholders on S corporation earnings and certain taxed but undistributed earnings through the termination of our status as an S corporation.

   We expect to use a portion of the net proceeds to retire approximately $3.5 million of existing indebtedness from our two lines of credit. One line of credit matures January 31, 2000 and bears interest at the bank's prime rate. The other line of credit matures May 29, 1999 and bears interest at the bank's prime rate plus 1%. We expect to renew these lines of credit upon their expiration.

   We actively seek to acquire businesses. We acquired Vertex Partners on May 4, 1999. We currently have no other understandings, commitments or agreements to make any additional acquisitions.

   Management will have broad discretion in the allocation of the net proceeds after payment of the S corporation distributions and the retirement of debt. Pending such uses, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

   Prior to this offering, we operated as an S corporation and were not subject to federal and certain state income taxes. As a result, our net income for federal and state income tax purposes was reported by and taxed directly to our stockholders. We have made cash distributions to our stockholders in amounts equal to previously taxed but undistributed S corporation earnings, as adjusted to include our taxable income, less any state income tax payable by us with respect to such income.

                                 CAPITALIZATION

   The following table presents our cash position and total capitalization as of May 4, 1999 (1) on an actual basis, (2) on a pro forma basis to give effect to the S corporation distribution of approximately $1.5 million to our current stockholders and a nonrecurring tax liability, which would have been $3.1 million had the termination of our S corporation status occurred as of May 4, 1999 and (3) on a pro forma as adjusted basis to reflect the sale of shares of common stock by us in this offering at an assumed initial public
offering price of $       per share and the application of the net proceeds in
the manner described in "Use of Proceeds." You should read the following information in connection with our Consolidated Financial Statements and the Notes thereto beginning on page F-1 of this prospectus.

                                                        As of May 4, 1999
                                                     --------------------------
                                                                     Pro Forma
                                                              Pro        as
                                                     Actual  Forma    Adjusted
                                                      (In thousands, except
                                                       share and per share
                                                              data)
Cash................................................ $  605  $  605  $
                                                     ======  ======  ==========
Short-term debt..................................... $3,479  $3,479  $
                                                     ======  ======  ==========
Long-term debt......................................     --      --  $       --
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000
   shares authorized; none outstanding (actual, pro
   forma and pro forma as adjusted).................     --      --          --
  Common stock, $0.001 par value, 50,000,000 shares
   authorized;            shares outstanding
   (actual);            shares outstanding (pro
   forma);           shares outstanding (pro forma
   as adjusted)(a).................................. $  448  $  448
  Additional paid-in capital........................     --     --
  Notes receivable from stockholders................    (38)    (38)
  Retained earnings.................................  4,631      31
                                                     ------  ------  ----------
    Total stockholders' equity......................  5,041     441
                                                     ------  ------  ----------
      Total capitalization.......................... $5,041  $  441  $
                                                     ======  ======  ==========

---------------------
(a) The number of shares of common stock to be outstanding is as of May 4, 1999 and excludes (1) options outstanding as of May 4, 1999 to purchase shares of common stock at a weighted average exercise price of
    $     per share and (2)        shares of common stock reserved as of May 4,
    1999 for issuance upon exercise of options that may be granted in the future under our stock plans. See "Management--Stock Plans."

                                    DILUTION

   As of May 4, 1999, our net tangible book value was approximately $5.0
million, or approximately $     per share. Net tangible book value per share is
determined by dividing our net tangible book value (total net tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to (1) the sale of the shares of common stock offered in
this offering at an assumed initial public offering price of $     per share
and after deducting the estimated underwriting discounts and commissions and offering expenses, (2) the distribution of approximately $1.5 million to our current stockholders which approximates the estimated taxes required to be paid currently by the stockholders on S corporation earnings and certain taxed but undistributed earnings through the termination of our status as an S corporation and (3) the recognition of a nonrecurring tax liability, which would have been $3.1 million had the termination of our S corporation status occurred as of May 4, 1999, our pro forma tangible book value as of May 4, 1999
would have been $     million, or $     per share. This represents an immediate
increase in net tangible book value of $     per share to our stockholders and
an immediate dilution in net tangible book value of $     per share to new
investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share........             $
                                                                    -----------
  Net tangible book value per share as of May 4, 1999.. $
  Increase in net tangible book value per share
   attributable to new stockholders....................
                                                        -----------
Pro forma net tangible book value per share after this
 offering..............................................
                                                                    -----------
Dilution per share to new stockholders.................             $
                                                                    ===========

   The following table summarizes, on a pro forma basis as of May 4, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by the existing holders of common stock and by the new stockholders purchasing shares of common stock
offered by us (at an assumed initial public offering price of $      per
share), before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                            Shares Purchased  Total Consideration
                           ------------------ ------------------- Average Price
                             Number   Percent   Amount    Percent   Per Share
Existing stockholders.....                    $                      $
New stockholders..........
                           ----------  -----  -----------  -----
    Total.................             100.0% $            100.0%
                           ==========  =====  ===========  =====

   The foregoing table excludes (1) options outstanding as of May 4, 1999 to
purchase       shares of common stock at a weighted average exercise price of
$     per share and (2)        shares of common stock reserved as of May 4,
1999 for issuance upon exercise of options that may be granted in the future under our stock plans. See "Management--Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 and 1998 and the statement of income data for the years ended December 31, 1996, 1997 and 1998 have been derived from the Consolidated Financial Statements for such years, which have been audited by Deloitte & Touche LLP, independent auditors. The balance sheet data as of December 31, 1994, 1995 and 1996 and the statement of income data for the years ended December 31, 1994 and 1995 are derived from the Consolidated Financial Statements for such years which are unaudited. The balance sheet data as of May 4, 1999 and the statement of income data for the periods from January 1 through May 4, 1998 and 1999 are derived from our unaudited Consolidated Financial Statements, which management believes include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation.

                                                                  Periods From
                                                                   January 1
                               Years Ended December 31,          Through May 4,
                         --------------------------------------  ---------------
                          1994   1995   1996    1997     1998     1998    1999
                                (In thousands, except per share data)
Statement of Income
 Data:
Revenues:
 Consulting services.... $5,148 $8,341 $10,840 $17,444  $26,907  $7,668  $13,164
 Product sales..........    290     94     432   2,064      955     659      410
                         ------ ------ ------- -------  -------  ------  -------
   Total revenues.......  5,438  8,435  11,272  19,508   27,862   8,327   13,574
Costs and expenses:
 Project personnel and
  expenses..............  3,199  5,092   6,346  10,161   16,072   4,625    7,222
 Cost of products sold..    232     93     470   2,032      884     564      361
 Selling and marketing
  expenses..............    265    201     275   1,111    2,303     735    1,224
 General and
  administrative
  expenses..............  1,208  2,337   2,484   4,345    7,777   2,346    3,336
                         ------ ------ ------- -------  -------  ------  -------
   Total costs and
    expenses............  4,904  7,723   9,575  17,649   27,036   8,270   12,143
                         ------ ------ ------- -------  -------  ------  -------
Operating income........    534    712   1,697   1,859      826      57    1,431
Interest expense-net....     13     65      39      59      121      35       59
                         ------ ------ ------- -------  -------  ------  -------
Income from continuing
 operations.............    521    647   1,658   1,800      705      22    1,372
Income (loss) from
 discontinued
 operations.............     --     --       1     (84)    (101)    (76)      --
Gain on sale of
 discontinued
 operations.............     --     --      --      --      254      --       --
                         ------ ------ ------- -------  -------  ------  -------
Income (loss) before
 provision for income
 taxes..................    521    647   1,659   1,716      858     (54)   1,372
Provision (benefit) for
 state income taxes.....     --     --      --      81       (3)     --       --
                         ------ ------ ------- -------  -------  ------  -------
Net income (loss)....... $  521 $  647 $ 1,659 $ 1,635  $   861  $  (54) $ 1,372
                         ====== ====== ======= =======  =======  ======  =======
Pro forma provision
 (benefit) for income
 taxes (a).............. $  225 $  289 $   684 $   702  $   457  $  (23) $   549
                         ------ ------ ------- -------  -------  ------  -------
Pro forma net income
 (loss) (a)............. $  296 $  358 $   975 $ 1,014  $   401  $  (31) $   823
                         ====== ====== ======= =======  =======  ======  =======
Pro forma earnings
 (loss) per share (a):
 Basic.................. $      $      $       $        $        $       $
 Diluted................

                                 As of December 31,          As of May 4, 1999
                         ---------------------------------- --------------------
                          1994   1995   1996   1997   1998  Actual  Pro forma(b)
                                             (In thousands)
Balance Sheet Data:
Cash.................... $  177 $   75 $  121 $  953 $  570 $   605   $   605
Total assets............  1,587  2,567  4,087  7,351  9,845  13,180    13,180
Total debt..............    311    695    953  1,851  2,745   3,479     3,479
Stockholders' equity....  1,258  1,452  1,824  2,707  3,627   5,041       441

---------------------
(a) For all periods indicated except 1994, we operated as an S corporation and were not subject to federal and certain state income taxes. In 1994, we operated as a C corporation. Prior to the completion of this offering, we will become subject to federal and state income taxes. Pro forma net income and earnings per share for periods subsequent to 1994 reflect federal and state income taxes as if we had not elected S corporation status for income tax purposes. Pro forma net income and earnings per share for 1994 reflect federal and state income taxes on a basis consistent with subsequent periods.
(b) Pro forma reflects the S corporation distribution of approximately $1.5 million to our current stockholders and the recognition of a nonrecurring tax liability, which would have been $3.1 million had the termination of our S corporation status occurred as of May 4, 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following section should be read in conjunction with Braun Consulting's Consolidated Financial Statements and Notes thereto beginning on page F-1 of this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions which could cause actual results to differ materially from management's expectations. Factors that could cause such differences include those discussed in "Risk Factors."

Overview

   Braun Consulting delivers comprehensive eSolutions by combining professional services expertise in customer-centric strategy and business intelligence with advanced Internet application development skills.

   We derive substantially all of our revenues from fees for consulting services, the majority of which are billed on a time-and-materials basis. Invoices are typically issued bi-weekly to monitor client satisfaction and manage outstanding accounts receivable balances. Revenues on time-and-materials contracts are recognized as the services are provided. A percentage of our projects are billed on a fixed-price basis, which is distinguishable from the general method of billing on a time-and-materials basis. We recognize revenue on fixed-price projects as services are performed over the life of the contract. Losses on contracts, if any, are provided for in full in the period when determined. Approximately 26% of our revenues in 1998 were derived from fixed-price contracts, and we anticipate a larger percentage of our revenues to be derived from fixed-price contracts in the future. Fixed-price contracts are attractive to clients, and while subject to increased risks, provide opportunities for increased margins.

   We also realize a limited amount of revenue from product sales as a value-added reseller of certain software products. We currently resell software products primarily as an accommodation to clients who prefer to retain a single-source provider and we anticipate that product sales will continue to decline as a percentage of revenues.

   Braun Consulting's historical revenue growth is attributable to various factors, including an increase in the size and number of projects for existing and new clients, including international projects. Existing clients from the previous fiscal year generated approximately 76% of our revenues in 1998 and approximately 66% of our revenues in 1997. We have also expanded our geographic presence by opening offices in Cleveland, Dallas, Denver, Detroit and Grand Rapids in 1998 and in Indianapolis, Minneapolis and St. Louis in 1997. We manage our client development efforts through several strategic service groups, each having specific geographic responsibility and focus. As of May 4, 1999, we had 283 employees.

   Our most significant expense is project personnel and expenses, which consists primarily of project personnel salaries and benefits, and non-reimbursed direct expenses incurred to complete projects. We have sought to manage our costs by adding a variable portion of employee compensation payable upon the achievement of measurable performance goals.

   Braun Consulting's project personnel and expenses as a percentage of revenues are also related to our consultant utilization. We manage utilization by monitoring project requirements and timetables. The number of consultants assigned to a project will vary according to the size, complexity, duration and demands of the project. Project completions and scheduling delays may result in periods when consultants are not fully utilized. An unanticipated termination of a significant project could also cause us to experience lower consultant utilization, resulting in a higher than expected number of unassigned consultants. In addition, we do not fully utilize our consulting personnel on billable projects during the initial months of their employment. During that time they undergo training and become integrated into our operations.

   To sustain our growth and profitability, we have made and continue to make substantial investments in infrastructure, including senior management and other experienced administrative personnel, experienced business development managers and an advanced management reporting system.

   Selling and marketing expenses and general and administrative expenses include the costs of recruiting, continuing education, marketing, facilities, equipment depreciation, administration, benefits and executive compensation consisting of salaries, formula bonuses and discretionary bonuses. We continue to incur increased rent associated with our growth and the opening of new offices.

   Prior to this offering, Braun Consulting was treated as an S corporation for federal income tax purposes under the Internal Revenue Code and for certain state income tax purposes. As a result, substantially all of the income of Braun Consulting during this period was taxed directly to our stockholders rather than to Braun Consulting. The pro forma statement of income data reflects an adjustment for federal and state income taxes for each of the five years in the period ended December 31, 1998 and for the periods from January 1 through May 4, 1998 and 1999, assuming Braun Consulting had been operating as a C corporation during such period.

Recent Developments

   In May 1999, Braun Consulting acquired Vertex Partners by exchanging 12.3% of our common stock prior to this offering for all of the common stock of Vertex Partners. Vertex Partners is a professional services provider that designs and implements customer-centric strategies for its clients. We accounted for this transaction using the pooling-of-interests method of accounting. All prior period financial statements have been restated to include Vertex Partners' results of operations, financial position and cash flows.

Results of Operations

   The following table sets forth, for the periods indicated, selected statement of income data as a percentage of total revenues:

                                                                    Periods
                                                                     From
                                                                   January 1
                                                Years Ended         Through
                                               December 31,         May 4,
                                             -------------------  -------------
                                             1996   1997   1998   1998    1999
Revenues:
 Consulting services.......................   96.2%  89.4%  96.6%  92.1%   97.0%
 Product sales.............................    3.8   10.6    3.4    7.9     3.0
                                             -----  -----  -----  -----   -----
  Total revenues...........................  100.0  100.0  100.0  100.0   100.0
Costs and expenses:
 Project personnel and expenses............   56.3   52.1   57.6   55.5    53.2
 Cost of products sold.....................    4.2   10.4    3.2    6.8     2.7
 Selling and marketing expenses............    2.4    5.7    8.3    8.8     9.0
 General and administrative expenses.......   22.0   22.3   27.9   28.2    24.6
                                             -----  -----  -----  -----   -----
  Total costs and expenses.................   84.9   90.5   97.0   99.3    89.5
                                             -----  -----  -----  -----   -----
Operating income...........................   15.1    9.5    3.0    0.7    10.5
Interest expense-net.......................    0.4    0.3    0.4    0.4     0.4
                                             -----  -----  -----  -----   -----
Income from continuing operations..........   14.7    9.2    2.6    0.3    10.1
Income (loss) from discontinued operations.    0.0   (0.4)  (0.4)  (0.9)    --
Gain on sale of discontinued operations....    --     --     0.9    --      --
                                             -----  -----  -----  -----   -----
Income (loss) before provision for income
 taxes.....................................   14.7    8.8    3.1   (0.6)   10.1
Provision (benefit) for state income taxes.    --     0.4   (0.0)   --      --
                                             -----  -----  -----  -----   -----
Net income (loss)..........................   14.7%   8.4%   3.1%  (0.6)%  10.1%
                                             =====  =====  =====  =====   =====
Pro forma provision (benefit) for income
 taxes.....................................    6.1%   3.6%   1.7%  (0.3)%   4.0%
                                             -----  -----  -----  -----   -----
Pro forma net income (loss)................    8.6%   5.2%   1.4%  (0.3)%   6.1%
                                             =====  =====  =====  =====   =====

 Period from January 1 through May 4, 1999 Compared to Period from January 1 through May 4, 1998

   Total Revenues. Total revenues increased 63.0% to $13.6 million for the period from January 1, 1999 through May 4, 1999 from $8.3 million for the period from January 1, 1998 through May 4, 1998. Consulting services increased 71.7% to $13.2 million for the period from January 1, 1999 through May 4, 1999 from $7.7 million for the period from January 1, 1998 through May 4, 1998. The increase in consulting services reflected increases in average billing rates, additional services provided to existing clients and increases in the size and number of new client projects. Product sales declined resulting from our increased emphasis on consulting services.

   Project Personnel and Expenses. Project personnel and expenses consist primarily of salaries and employee benefits for personnel dedicated to client projects (including non-billable and training time) and non-reimbursed direct expenses incurred to complete projects. These costs represent the most significant expense we incur in providing our services. Project personnel and expenses increased 56.2% to $7.2 million for the period from January 1, 1999 through May 4, 1999 from $4.6 million for the period from January 1, 1998 through May 4, 1998. The increase in project personnel and expenses for the period from January 1, 1999 through May 4, 1999 was due primarily to an increase in project personnel to 220 as of May 4, 1999 as compared to 148 as of May 4, 1998. Project personnel and expenses decreased as a percentage of consulting services to 54.9% for the period from January 1, 1999 through May 4, 1999 from 60.3% for the period from January 1, 1998 through May 4, 1998.

   Selling and Marketing Expenses. Selling and marketing expenses consist primarily of salaries, employee benefits and travel costs of selling and marketing personnel and promotional costs. Selling and marketing expenses increased 66.5% to $1.2 million for the period from January 1, 1999 through May 4, 1999 from $735,000 for the period from January 1, 1998 through May 4, 1998. The increase was due primarily to our decision to expand our selling and marketing group to 20 employees as of May 4, 1999 compared to 13 employees as of May 4, 1998, and the funding of business development costs to increase our lead generation activities and broaden our market awareness and customer base. Selling and marketing expenses decreased as a percentage of consulting services to 9.3% for the period from January 1, 1999 through May 4, 1999 from 9.6% for the period from January 1, 1998 through May 4, 1998.

   General and Administrative Expenses. General and administrative expenses consist primarily of costs associated with our executive management, finance and administrative groups, including personnel devoted to recruiting and employee retention, training, and occupancy costs, including depreciation, amortization, office equipment leases, travel and all other branch and corporate costs. General and administrative expenses increased 42.2% to $3.3 million for the period from January 1, 1999 through May 4, 1999 from $2.3 million for the period from January 1, 1998 through May 4, 1998. The increase in general and administrative expenses for the period from January 1, 1999 through May 4, 1999 compared to the period from January 1, 1998 through May 4, 1998 was due to the costs associated with the additional employees hired in the period from January 1, 1999 through May 4, 1999. Our total general and administrative headcount increased to 43 employees as of May 4, 1999 compared to 27 employees as of May 4, 1998. Facilities costs also increased for the period from January 1, 1999 through May 4, 1999 due to new offices opened in Cleveland, Dallas and Grand Rapids after May 4, 1998 and expanded offices in Chicago and Indianapolis after May 4, 1998.

   Interest Expense-Net. Interest expense, net of interest income, increased 68.6% to $59,000 for the period from January 1, 1999 through May 4, 1999 from $35,000 for the period from January 1, 1998 through May 4, 1998. The increase in net interest expense was due primarily to increased borrowings under our line of credit during the period from January 1, 1999 through May 4, 1999 to support our growth.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes for the period from January 1 through May 4, 1999 was $549,000 as compared to a benefit of $23,000 for the period from January 1 through May 4, 1998. The effective tax rate for the period from January 1, 1999 through May 4, 1999 was 40.0% as compared to 42.6% for the period from January 1, 1998 through May 4, 1998.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Total Revenues. Total revenues increased 42.8% to $27.9 million in 1998 from $19.5 million in 1997. Consulting services increased 54.2% to $26.9 million in 1998 from $17.4 million in 1997. This increase in consulting services reflected increases in average billing rates, additional services provided to existing clients and increases in the size and number of new client projects. Product sales declined resulting from our increased emphasis on growing consulting services in the period. In 1998, we decreased our focus on product sales because product sales margins did not justify the increased effort.

   Project Personnel and Expenses. Project personnel and expenses increased 58.2% to $16.1 million in 1998 from $10.2 million in 1997. Project personnel and expenses increased as a percentage of consulting services to 59.7% in 1998 from 58.2% in 1997. The increase in project personnel and expenses for 1998 was due primarily to an increase in project personnel to 207 at December 31, 1998 from 133 at December 31, 1997.

   Selling and Marketing Expenses. Selling and marketing expenses increased 107.3% to $2.3 million in 1998 from $1.1 million in 1997. Selling and marketing expenses increased as a percentage of consulting services to 8.6% in 1998 from 6.4% in 1997. The increase was due primarily to our decision to expand the selling and marketing group to 16 employees at December 31, 1998 from 11 employees at December 31, 1997, and the funding of business development costs to increase our lead generation activities and broaden our market awareness and customer base.

   General and Administrative Expenses. General and administrative expenses increased 79.0% to $7.8 million in 1998 from $4.3 million in 1997. General and administrative expenses increased as a percentage of consulting services to 28.9% in 1998 from 24.9% in 1997. The increase in general and administrative expenses for 1998 compared to 1997 was due to the costs associated with the additional employees hired during 1998, including experienced personnel in Human Resources, Finance, Recruiting, Internal Systems and Executive Management. Our total general and administrative headcount increased to 40 employees at December 31, 1998 from 21 employees at December 31, 1997. Facilities costs also increased in 1998 due to new offices opened in Cleveland, Dallas, Denver, Detroit and Grand Rapids and expanded offices in Chicago, Indianapolis and Minneapolis.

   Interest Expense-Net. Interest expense, net of interest income, increased 105.1% to $121,000 in 1998 from $59,000 in 1997. The increase in net interest expense was due primarily to increased borrowings under our line of credit during 1998 to support our growth.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes for 1998 was $457,000 as compared to $702,000 for 1997. The effective tax rate for 1998 was 53.3% as compared to 40.9% for 1997.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Total Revenues. Total revenues increased 73.1% to $19.5 million in 1997 from $11.3 million in 1996. Consulting services increased 60.9% to $17.4 million in 1997 from $10.8 million in 1996. The increase in consulting services reflected increases in average billing rates, additional services provided to existing clients and increases in the size and number of new client projects.

   Project Personnel and Expenses. Project personnel and expenses increased 60.1% to $10.2 million in 1997 from $6.3 million in 1996. Project personnel and expenses decreased as a percentage of consulting services to 58.2% in 1997 from 58.5% in 1996. The increase in project personnel and expenses for 1997 was due primarily to an increase in project personnel to 133 at December 31, 1997 from 81 at December 31, 1996.

   Selling and Marketing Expenses. Selling and marketing expenses increased 304.0% to $1.1 million in 1997 from $275,000 in 1996. Selling and marketing expenses increased as a percentage of consulting services to 6.4% in 1997 from 2.5% in 1996. The increase was due primarily to our decision to expand our selling and marketing group to 11 employees at December 31, 1997 from four employees at December 31, 1996.

   General and Administrative Expenses. General and administrative expenses increased 74.9% to $4.3 million in 1997 from $2.5 million in 1996. General and administrative expenses increased as a percentage of consulting services to 24.9% in 1997 from 22.9% in 1996. The increase in general and administrative expenses for 1997 compared to 1996 was due primarily to the costs associated with the additional employees hired during 1997. Our total general and administrative headcount increased to 21 employees at December 31, 1997 from 16 employees at December 31, 1996. In addition to increases in personnel, general and administrative costs increased due to new offices opened in

Indianapolis, Minneapolis and St. Louis and the leasing of additional office space in Chicago, and related facility and equipment costs necessary to support our growth.

   Interest Expense-Net. Interest expense, net of interest income, increased 51.3% to $59,000 in 1997 from $39,000 in 1996. The increase in net interest expense was due primarily to increased drawings under our line of credit during 1997 to support our growth.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes for 1997 was $702,000 as compared to $684,000 for 1996. The effective tax rate for 1997 was 40.9% as compared to 41.2% for 1996.

Quarterly Results of Operations

   The following tables set forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements and, in the opinion of our management, it includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results for any future period.

                                                       Quarters Ended
                          ---------------------------------------------------------------------------
                          June 30,  Sept. 30, Dec. 31, Mar. 31, June 30,  Sept. 30, Dec. 31, Mar. 31,
                            1997      1997      1997     1998     1998      1998      1998     1999
                                                       (In thousands)
Statement of Income
 Data:
Revenues:
 Consulting services....   $3,565    $4,751    $5,659   $5,666   $5,718    $7,098    $8,425  $ 9,632
 Product sales..........      294     1,027       152      520      301        97        37      400
                           ------    ------    ------   ------   ------    ------    ------  -------
   Total revenues.......    3,859     5,778     5,811    6,186    6,019     7,195     8,462   10,032
Costs and expenses:
 Project personnel and
  expenses..............    2,388     2,793     3,048    3,303    3,867     4,151     4,751    5,463
 Cost of products sold..      289     1,011       150      480      277        94        33      352
 Selling and marketing
  expenses..............      264       290       314      544      585       564       610      797
 General and
  administrative
  expenses..............    1,002     1,164     1,374    1,650    1,878     1,912     2,337    2,384
                           ------    ------    ------   ------   ------    ------    ------  -------
   Total costs and
    expenses............    3,943     5,258     4,886    5,977    6,607     6,721     7,731    8,996
                           ------    ------    ------   ------   ------    ------    ------  -------
Operating income (loss).      (84)      520       925      209     (588)      474       731    1,036
Interest expense-net....       21         8        21       22       35        40        24       42
                           ------    ------    ------   ------   ------    ------    ------  -------
Income (loss) from
 continuing operations..     (105)      512       904      187     (623)      434       707      994
Discontinued operations.      (21)      (21)      (21)     (60)     213       --        --       --
                           ------    ------    ------   ------   ------    ------    ------  -------
Income (loss) before
 income taxes...........     (126)      491       883      127     (410)      434       707      994
Provision (benefit) for
 state income taxes.....      (53)        9       106       (3)     --        --        --       --
                           ------    ------    ------   ------   ------    ------    ------  -------
Net income (loss).......   $  (73)   $  482    $  777   $  130   $ (410)   $  434    $  707  $   994
                           ======    ======    ======   ======   ======    ======    ======  =======
Pro forma provision
 (benefit) for income
 taxes..................   $  (52)   $  201    $  361   $   66   $ (219)   $  232    $  378  $   398
                           ------    ------    ------   ------   ------    ------    ------  -------
Pro forma net income
 (loss) ................   $  (74)   $  290    $  522   $   61   $ (191)   $  202    $  329  $   596
                           ======    ======    ======   ======   ======    ======    ======  =======
As a Percentage of
Revenues:
Revenues:
 Consulting services....     92.4%     82.2%     97.4%    91.6%    95.0%     98.7%     99.6%    96.0%
 Product sales..........      7.6      17.8       2.6      8.4      5.0       1.3       0.4      4.0
                           ------    ------    ------   ------   ------    ------    ------  -------
   Total revenues.......    100.0     100.0     100.0    100.0    100.0     100.0     100.0    100.0
Costs and expenses:
 Project personnel and
  expenses..............     61.9      48.3      52.5     53.3     64.2      57.7      56.2     54.5
 Cost of products sold..      7.5      17.5       2.6      7.8      4.6       1.3       0.4      3.5
 Selling and marketing
  expenses..............      6.8       5.0       5.4      8.8      9.7       7.8       7.2      7.9
 General and
  administrative
  expenses..............     26.0      20.2      23.6     26.7     31.2      26.6      27.6     23.8
                           ------    ------    ------   ------   ------    ------    ------  -------
   Total costs and
    expenses............    102.2      91.0      84.1     96.6    109.7      93.4      91.4     89.7
                           ------    ------    ------   ------   ------    ------    ------  -------
Operating income (loss).     (2.2)      9.0      15.9      3.4     (9.7)      6.6       8.6     10.3
Interest expense-net....      0.5       0.1       0.4      0.4      0.6       0.6       0.2      0.4
                           ------    ------    ------   ------   ------    ------    ------  -------
Income (loss) from
 continuing operations..     (2.7)      8.9      15.5      3.0    (10.3)      6.0       8.4      9.9
Discontinued operations.     (0.6)     (0.4)     (0.3)    (0.9)     3.5       --        --       --
                           ------    ------    ------   ------   ------    ------    ------  -------
Income (loss) before
 income taxes...........     (3.3)      8.5      15.2      2.1     (6.8)      6.0       8.4      9.9
Provision (benefit) for
 state income taxes.....     (1.4)      0.2       1.8     (0.0)     --        --        --       --
                           ------    ------    ------   ------   ------    ------    ------  -------
Net income (loss) ......     (1.9)%     8.3%     13.4%     2.1%    (6.8)%     6.0%      8.4%     9.9%
                           ======    ======    ======   ======   ======    ======    ======  =======
Pro forma provision
 (benefit) for income
 taxes..................     (1.4)%     3.5%      6.2%     1.1%    (3.6)%     3.2%      4.5%     4.0%
                           ------    ------    ------   ------   ------    ------    ------  -------
Pro forma net income
 (loss).................     (1.9)%     5.0%      9.0%     1.0%    (3.2)%     2.8%      3.9%     5.9%
                           ======    ======    ======   ======   ======    ======    ======  =======

   The establishment of new practice areas and the hiring of consultants in peak hiring periods such as the addition of college recruits, have resulted in periods of lower consultant utilization (and resulting downward pressure on margins) until project volume increases in these areas. In the future, the establishment of new practice specialties, as well as further geographic expansion, could from time to time adversely affect utilization. Variations in consultant utilization would result in quarterly variability of our cost of services as a percentage of revenues. Our consultants are employed on a full-time basis, and therefore we will, in the short-term, incur substantially all of our employee-related costs even during periods of slow utilization. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that you should not rely on these comparisons as indications of future performance.

Liquidity and Capital Resources

   Braun Consulting has primarily funded its operations from cash flow generated from operations. In addition, we maintain lines of credit providing for borrowings of up to $3.95 million. The line of credit for $3.0 million bears interest at the bank's prime rate and expires on January 31, 2000. The line of credit for $950,000 bears interest at the bank's prime rate plus 1% and expires on May 29, 1999. The terms of the lines of credit include certain financial covenants. We expect to renew these lines of credit upon their expiration. As of May 4, 1999, we had approximately $3.5 million of bank borrowings outstanding. Capital expenditures of approximately $465,000 for the period from January 1, 1999 through May 4, 1999 and approximately $1.5 million, $697,000 and $320,000 for 1998, 1997 and 1996, respectively, were used primarily for computers, office equipment and leasehold improvements related to our growth.

   Inflation did not have a material impact on Braun Consulting's revenues or income from operations in 1998, 1997 and 1996, or the period from January 1, 1999 through May 4, 1999.

   As of May 4, 1999, we had cash of $605,000, and we believe that the net proceeds from the sale of the common stock offered hereby, together with cash provided from operations, borrowings available under the lines of credit and existing cash will be sufficient to meet working capital and capital expenditure requirements for at least the next 24 months.

Year 2000 Readiness

   On January 1, 2000, many computer systems and software products could fail or malfunction because they may not be able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our clients and our potential clients, may need to be upgraded to comply with such "Year 2000" requirements.

   We believe that our principal internal systems, including our hardware and software, are Year 2000 compliant. We have reviewed Year 2000 issues with the suppliers of our principal internal systems. Our review of our Year 2000 readiness programs, including our assessment of our internal systems as well as those of third parties with whom we have material interactions, is complete.

   We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material.

   The Year 2000 problem may also affect software or code that we develop or third-party software products that are incorporated into the eSolutions we create for our clients. Our clients license software directly from third parties and we do not guarantee that the software licensed from these suppliers is Year 2000 compliant. However, any failure on our part to provide Year 2000 compliant eSolutions to our clients could result in financial loss, harm to our reputation and liability to others and could seriously harm our business.

   We do not currently have any information concerning the general Year 2000 compliance status of our clients, nor do we intend to examine our clients for general Year 2000 compliance. If our clients are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential clients could have for purchases of our services. In addition, we anticipate that many of our clients may limit eSolutions spending as they attend to Year 2000 issues. As a result, our business, financial condition and operating results could be harmed.

   The most reasonably likely worst case scenario for Year 2000 problems for us would be the system failure at a significant client or clients, which interrupts our project work for an indefinite period of time. The failure of any significant client to remedy the situation and renew our project work could negatively impact our operating results.

   Our Year 2000 contingency plan to address the most reasonably likely worst case scenario is to maintain a significant number of projects at the end of 1999 so the potential loss of a significant client has a minimal effect on our business.

Quantitative and Qualitative Disclosure About Market Risk

   We may be exposed to market risk related to changes in interest rates. Our borrowing arrangements are based on variable rates of varying maturities. At this time, we have not entered into any interest rate risk arrangements. If interest rates were to increase immediately and uniformly by 10% from levels as of May 4, 1999, the effect on our financial position, results of operations and cash flows would not be material.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for us). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. We expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

Overview

   Braun Consulting delivers comprehensive eSolutions by combining professional services expertise in customer-centric strategy and business intelligence with advanced Internet application development skills. eSolutions are integrated new approaches to business that leverage the convergence of strategy, knowledge assets and leading technologies, including the Internet, to enable electronic commerce and improve customer relationships. Our eSolutions are designed to provide a measurable return on a client's investment by driving its revenue growth. Through our proprietary Transform methodology, we provide eSolutions to our Fortune 500 and middle-market clients on-time and on-budget in order to help them achieve competitive advantage in rapidly changing markets.

   Our extensive expertise in CRM applications and data warehousing, combined with our strategic focus and Internet application skills, uniquely positions us to provide comprehensive eSolutions. Since 1993, we have provided services to more than 200 companies, including AT&T, Eli Lilly, Motorola, Pharmacia-Upjohn, Ralston Purina, S.C. Johnson, TMP Worldwide (Monster.com owner) and Xerox.

Industry Background

   Business and culture are changing due to advancements in the Internet and knowledge management. Access to information is increasing, data sources are growing exponentially, people are interacting online, and knowledge assets have emerged as the primary resource for competitive advantage. Organizations in virtually every industry are seeking to improve the ability of business professionals to make timely, fact-based business decisions.

   Industry leaders and innovators are increasingly dependent upon business-critical knowledge to create markets, identify new customers, segment product lines, drive profitability and retain repeat purchasers. In Post-Capitalist Society, management expert Peter Drucker predicted the growing importance of knowledge assets and stated, "Increasingly, there is less and less return on the traditional resources: labor, land and (money) capital. The main producers of wealth have become information and knowledge."

   The Internet is expanding access to information and transforming the way business is conducted with customers, partners, suppliers and other businesses. Large-scale intranet systems within organizations enable new levels of knowledge management, creation and sharing. Web-based applications and business solutions enable electronic commerce, drive new information creation and increase the need to effectively access, utilize, manage and store knowledge assets. Business-to-business extranet applications connecting partners and separate companies create new relationships, growth opportunities and revenue streams.

   International Data Corp. expects Internet users worldwide to increase to 320 million in 2002 from approximately 97 million in 1998. Concurrent with the rapid growth in Internet use, companies are realizing the potential of Web-based commerce, including both business-to-business and business-to-consumer applications. International Data Corp. expects Web-based commerce to exceed $220 billion worldwide by 2001. This explosive growth is driving demand by businesses for Web-related services, which Forrester Research, Inc. predicts will exceed $57 billion by 2003 from a base of $4 billion in 1998.

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

   As organizations spend considerable effort and resources to gather and organize data, many have been unable to effectively achieve their goals without the benefit of customer-centric business strategies utilizing knowledge assets and leading information technologies such as the Internet. By focusing on the design and development of business strategies, companies can respond to rapidly changing markets and competitive pressures by taking advantage of the investments they have made in information technology. As companies move beyond urgent operational issues addressed by basic enterprise resource planning applications and year 2000 remediation projects, focus is shifting to more important strategic investments in knowledge systems. A June 1998 Information Week survey of 250 information technology executives indicated that data warehousing, a core element of business intelligence, is their top post-millennium technology priority.

   In recent years, the deployment of enterprise resource planning applications, the integration of supply chains and the emergence of electronic business have increased the amount of data available to companies. Nevertheless, many companies have failed to organize, manage and disseminate this data in an accessible, intuitive manner. Companies use business intelligence to create value from this data by better tailoring products and services, identifying business opportunities and improving operational efficiencies. Business intelligence is deployed in many ways to increase revenues and operating efficiencies. For instance, in electronic commerce, companies can use business intelligence to better manage customer relationships by analyzing past purchases, service history, product usage and demographics. Consumer product companies and retailers use business intelligence to deploy management applications to determine which products to promote in specific markets and channels. Companies engaged in supply chain management use business intelligence to more efficiently manage product and material order flow among distribution facilities, multiple plants and suppliers.

   The effective allocation and use of knowledge in customer-centric business strategies depends on an organization's capabilities in business intelligence, including data warehousing, CRM and analytical applications. Business intelligence solutions are part of the fundamental infrastructure systems businesses need to produce knowledge-driven wealth and success. International Data Corp. projects that data warehousing spending worldwide will grow to $29.0 billion in 2002 from $11.5 billion in 1997. International Data Corp. also projects that the CRM market will grow to $9.0 billion in 2002 from approximately $1.4 billion in 1997 and that global investments in analytical applications that drive business intelligence work will grow to $3.6 billion in 2002 from only $1.0 billion in 1997.

   Turbulence and changes in previously established markets provide tremendous opportunities for organizations that are insightful and knowledge-driven. In the new millennium, businesses working to attain competitive advantage in changing markets will be forced to use Web-based business approaches and efficient management of core knowledge assets. The convergence of the Internet, customer-centric strategies and business intelligence will enable a new era of business.

The Braun Consulting Advantage

   We believe clients that are dependent upon knowledge assets and effective use of the Internet will purchase eSolutions from qualified and proven end-to-end solutions providers. Braun Consulting is uniquely positioned to deliver comprehensive eSolutions that leverage the convergence of customer-centric strategy, business intelligence and the Internet. Our eSolutions are designed to provide a measurable return on a client's investment by driving its revenue growth. We believe the following key attributes differentiate us from the competition:

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

 Comprehensive eSolutions Through our Transform Methodology

   Through our proprietary Transform methodology, we deliver eSolutions that integrate customer-centric strategy and business intelligence with the Internet. We provide large-scale, end-to-end eSolutions through cross-functional project teams to Fortune 500 and middle-market companies. Our Transform methodology begins with a customer-focused strategy and, with our full range of business intelligence skill sets, continues through the implementation of leading technologies including the Internet. Transform enables strategy-driven eSolutions to be delivered on-time and on-budget.

 Pioneer in Business Intelligence

   Braun Consulting is a pioneer in business intelligence. Our founders have been working for more than 15 years with technology that makes business information meaningful and actionable. Our success has been built upon eSolutions that effectively incorporate CRM, data warehousing and analytical applications. Our business intelligence services enable our clients to effectively manage knowledge assets in order to:

  . enhance information sharing;

  . identify, predict and respond to customer and market trends; and

  . make timely, fact-based business decisions.

   Our expertise in business intelligence combined with our Internet focus differentiates us from emerging Web design firms and traditional systems integrators.

 Expertise in Customer-Centric and Internet Business Strategies

   We have extensive experience in designing customer-centric strategies that drive revenue growth. We understand how to help clients recognize, pursue and realize value from emerging customer and marketplace opportunities, including the use of the Internet. Our customer-centric approach to business strategy, combined with our expertise in CRM, enables clients to more effectively manage customers as key assets, thereby:

  . improving existing customer relationships;

  . maximizing revenue per customer; and

  . identifying potential new customers.

 Internet and Information Technology Leadership

   Braun Consulting is a leader in integrating Web-based technology, including Internet, intranet and extranet application development. We are also highly experienced at building the systems that provide the foundation for our clients' critical electronic business activities. Our expertise in multiple technologies and architectures allows us to choose unbiased technology solutions for our clients. We continue to enhance our skills utilizing the Braun Technology Center, which includes both internal and external training capabilities.


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

Growth Strategy

   Braun Consulting's objective is to continue our growth by capitalizing on our position as an eSolutions leader. Our strategies for achieving this objective include:

 Expanding and Developing our Client Base

   Since 1993, we have provided services to more than 200 middle market and Fortune 500 companies. We believe there is significant potential to expand the complexity and scope of our relationships. We also believe that maintaining a reputation for delivering innovative eSolutions and achieving high client satisfaction will increase our ability to attract new clients through strong references. We will continue to target new clients in industries and emerging markets where success requires customer-centric strategies, business intelligence and advanced Web capabilities.

 Recruiting and Retaining Outstanding People

   Exceptional people have been the cornerstone of our success. Our growth will be fueled by continuously attracting outstanding professionals from industry, other consulting organizations and selective colleges and universities. Our recruiting model and highly developed training curriculum allow us to prepare recently hired employees to deliver high quality eSolutions under the guidance of experienced management. Braun Consulting's culture includes a focus on leading edge technologies, professional development programs, incentive-based compensation and a balanced lifestyle. We believe this unique culture has resulted in our low employee turnover.

 Capitalizing on our Substantial Existing Infrastructure

   Braun Consulting has developed significant infrastructure to support our future growth, which includes the following:

  . our senior management team averages more than 17 years experience in customer-centric strategies, business intelligence and leading technologies, including the Internet;

  . our team of experienced business development managers focuses on expanding our business through increased sales and marketing efforts;

  . our advanced management reporting systems enable us to efficiently track and deploy firm resources; and

  . our Transform methodology incorporates a proprietary database that stores knowledge gained in previous engagements, allowing us to capture and develop firm-wide best practices in our areas of expertise.

 Pursuing Selected Acquisitions

   Braun Consulting has senior management personnel focused on identifying and evaluating potential acquisitions in order to:


  . expand our expertise in new technologies;

  . gain access to additional talented professionals;

  . expand our geographic presence; and

  . increase our client base.

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

eSolutions Services

   Braun Consulting delivers comprehensive eSolutions by combining its expertise in customer-centric strategy, business intelligence and business process applications, including Web-based technologies. Our eSolutions services model is used in whole or in part in all of our engagements.

 eSolutions Services Model

   [Insert graphic here]

 Customer and Internet Business Strategy

   Braun Consulting's customer-centric and Internet business strategy services focus on helping clients achieve sustainable, profitable growth by recognizing and realizing value from their customer base, knowledge assets and the Internet. We understand that strategy and implementation are inseparable and that performance improvement for any client is based on insightful assessment, analytical rigor and hands-on implementation. Our experienced consultants work with clients' senior management teams in a collaborative approach that is built upon joint accountability, effective project management and interactive working relationships. Our strategy services include:

  . Customer-Centric Strategy. We help our clients develop growth-oriented strategies that enable them to more effectively manage customers as key assets and focus on improving customer relationships, maximizing revenue per customer and identifying potential new customers.

  . Internet Business Strategy. We help clients design and implement
    Internet-driven market approaches designed to drive revenue growth and improve profitability through emerging electronic commerce, sales force automation and interactive customer relationships.

 Business Intelligence

   Braun Consulting's business intelligence services enable clients to improve growth and profitability by effectively managing their knowledge assets through technology. Our core expertise in business intelligence services consists of:

  . Data Warehousing. We are a leader in successfully building and deploying large- scale, complex data warehouses, which are the basis for business intelligence solutions. Data warehouses form the foundation needed to enable disparate sources of data to be utilized throughout an enterprise. Effective data warehousing overcomes issues presented by incompatible databases, geographic dispersion and multiple technology platforms.

  . Customer Relationship Management. We help clients move closer to their customers through effectively combining data warehousing and analytical applications with innovative marketing approaches. Our CRM expertise enables better assessment of customer value, prospective customer opportunities and prioritization of customer preferences for new products and services.

  . Analytical Applications. Our expertise in deploying and integrating analytical applications allows clients to deliver meaningful information to the desktops of managers. The information provided allows for improved analyses and insightful decisions concerning such items as market opportunity identification, customertrends, budgeting and forecasting, product profitability and financial consolidation. We are leaders in deploying advanced relational analyses, reporting and query tools.

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

 Business Process Applications

   Our business process applications services help clients to effectively manage the interaction between their company and its customers, suppliers and sales force. The business process applications services we provide include:

  . Electronic Commerce. Electronic commerce includes both business-to-business and business-to-consumer applications. Our expertise with leading applications helps clients build and deploy systems that enable online transactions with customers, suppliers and partners.

  . Internet, Intranet and Extranet. We have expertise in building Web-based applications that span publicly accessible Internet-based interfaces, large-scale internal intranets that connect departments and divisions within a company and extranet systems that allow secured electronic access to proprietary systems for authorized customers and partners. We provide Web-based solutions using NT and Unix platforms.

  . Front Office Automation. We help clients build and implement systems that enable the effective information exchange among geographically dispersed sales representatives, customer service representatives and customers. We also have extensive expertise in helping clients effectively capture, store and utilize volumes of data gathered through large-scale call center solutions.

  . Supply Chain Management. Our expertise in supply chain management applications provides our clients with leading-edge manufacturing process capabilities that are increasingly tied to CRM and decision support initiatives.

  . Core and Extended Enterprise Applications. We bring business expertise and insights to enterprise resource planning projects and offer extensive experience in extending the functionality of core applications through data warehousing, reporting interfaces and CRM. We help clients achieve greater returns on their significant enterprise applications investments.

Transform Methodology

   Braun Consulting delivers eSolutions for clients through the effective use of our proprietary Transform methodology. We emphasize high quality work and customer satisfaction by focusing on providing deliverables approximately every 90 days. Our focus on creating deliverables in an iterative and ongoing manner creates selling advantages when competing for work with other consulting firms bidding in either a time-and-materials or fixed-price manner.

   Our unique approach capitalizes on both the client assurances associated with fixed-price work and the flexibility inherent in ongoing billable relationships. Transform's iterative process enables controlled growth in overall project scope through the addition of mutually identified and agreed upon incremental phases of work.

   Our Transform methodology contributes to on-time and on-budget completion and is designed to assure that strategic business objectives are achieved, particularly when we engage in large-scale projects. Transform's 90-day deliverables approach requires us to work closely with clients to achieve the desired business objectives. Transform includes the following phases:

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

   Scope. We identify and work with critical participants, users and reviewers to deliver a clear definition of the objectives and boundaries for the project. We create an overall project plan, which includes business justification, tasks, end-of-project deliverables, timeline and resource allocation. Management approvals and project-control checkpoints are defined as part of the project plan. The emphasis of the planning stage is on establishing objectives and timetables focused on the rapid creation of business value.

   Strategy. We begin with careful consideration of the strategic rationale for the project. Through tailored customer and competitive analyses, we work with clients to build consensus on the targeted results of the eSolution. We emphasize the development and/or alignment of customer-focused, Internet, general business, information technology and eSolution-specific project strategies. When appropriate, a prototype eSolution is developed for the client's review.

   Design. Requirements identified in the strategy phase drive the project design and include identification of Internet, end-user functionality and ease of use features. In designing a multi-phase eSolution, we define information technology and application architectures through iterative management techniques. Our approach allows for rapid re-entry into the design stage for each successive phase of an eSolution. Transform has clearly defined processes for concurrent execution of multiple and sometimes parallel segments, each with its own design, build and deploy timetable.

   Build. We assemble, integrate, and construct components, objects, prototypes and incrementally deployable eSolutions. Iterative testing and quality assurance are integral parts of the build stage. Technology-specific and application-specific processes, techniques and deliverables are fundamental parts of Transform.

   Integration. We stage deployment based on the scope of the eSolution and execute on the processes required to ensure successful preparation and roll-out. Our integration approach addresses both organizational and systems adaptation. Key activities in this stage often include change management initiatives, system conversions and knowledge-transfer by way of training and documentation. Stage-end assessment tasks provide quality assurance and eSolution-improvement feedback.

   Support. Strategic change and rapid realization of value through incremental eSolution deployment drives post-implementation support requirements for many clients. During the support stage, Braun Consulting can continue to provide organizational assistance to clients and interim information technology and application support. Our support services foster ongoing client relationships that can lead to additional project work. Another key element of our support services is the gradual transfer of eSolution technical knowledge to client personnel. Our knowledge transfer capabilities include customized user training, classroom instruction, manuals and documentation. Some clients request the ongoing assessment of operational procedures in order to achieve additional strategic objectives.

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

Representative eSolutions

 Intranet-driven Products and Services

   Challenge: Increase Fortune 100 client's effectiveness in going to market through new Web-enabled management and distribution capabilities.

   eSolution: Braun Consulting worked with a major manufacturer of electronics equipment to rethink how to more effectively go to market with an expansive collection of product and service offerings. Working with the client, we built and deployed a Web-based eSolution that effectively integrated dispersed business locations and hundreds of product and service offerings across a multi-tiered framework based on leading information technology. We utilized Oracle database technology for efficient information storage and leading Web and transaction server products from Microsoft to manage and distribute information. Our approach included using the latest in browser technology to deploy a Web-based application across dozens of office locations. Advanced logic required for the eSolution was built into the middle layer to mask complexity for end business users. The system included analytical capabilities to dynamically calculate product and service offering charges and improve inventory management.

   Results: The client is now better equipped to compete in highly competitive markets and improve customer satisfaction by identifying and tailoring product and service offerings that best meet customers' needs. Through intranet-based access to information, this Fortune 100 leader is capitalizing on knowledge assets to more effectively target and deliver hundreds of products and services. Taking advantage of its new infrastructure, the client is now able to better focus on increasing revenues and profits by exploiting flexible pricing models.

 Targeting Customers and Improving Sales Effectiveness through the Web

   Challenge: Empower pharmaceuticals marketing managers with intranet access to key information that optimizes market potential of innovative product from global healthcare provider.

   eSolution: Braun Consulting developed and implemented new customer prioritization and sales force optimization strategies for this client. The multi-phase project was designed to drive revenue growth through improved management of customer assets. We approached the situation by first assessing the quality and quantity of data available to brand and field management. Our consultants assessed volume potential in the targeted market and gauged opportunities based on customer behaviors. We then designed an intranet-distributed database tool used to improve sorting and ranking of target customers. Through improved Web access to data representing multiple purchasing criteria, we focused on creating the ability to align sales force targets with high-potential customers.

   Results: The client will be equipped with dynamic and real-time customer evaluation capabilities made possible by Web access to critical information. Our tools provide the ability to develop new and improved target lists for selling and marketing across international regions. These target lists provide for increased alignment between the client's sales force and high-potential customers. The client can get closer to the right customers and improve returns on sales force investments in multiple countries.

 Improving Information Access to Increase Sales

   Challenge: Drive revenues and productivity through advanced Web-based access to sales information for a leading manufacturer of commercial and consumer equipment.

   eSolution: Braun Consulting worked with the client to improve access to important knowledge assets through advanced client/server data warehousing and Web-enabled reporting technologies. Working across multiple project phases, we replicated existing reports, developed interfaces to new order management systems and enabled integration of data resources from multiple existing systems. In a two-part process, we developed data models and data extraction logic that interfaced with the client's enterprise transactional system. Our approach created a cohesive database containing information from three business-critical functions and managed to balance the design requirements of several data marts in an environment where no two data sources exhibited the same delivery frequency or storage type. We created and Web-enabled more than one hundred reports to capture and disseminate the knowledge contained in the client's powerful new data warehouse.

   Results: Improved access to information through Web-based reporting is leading to increased productivity and sales. The client's executive and sales management teams now have access to user-friendly information derived from a highly intuitive data warehouse that is designed to be scaled well into the next century.

 Developing a New Customer and Market Approach in Telecommunications

   Challenge: Navigate a deregulating telecommunications environment, migrate to Web-based information access, build closer relationships with target customers and bring innovative new products and services to market in a growing international marketplace.

   eSolution: Braun Consulting is working with a major telecommunications provider to introduce leading CRM strategies and build critical business intelligence capabilities and information technology infrastructure. In the first phase of the project, we worked with the client to scope and assess the situation through an extensive interview process with the leadership team that identified needs in marketing strategy, organizational structure, business processes, data management and systems requirements. From this phase we delivered an executive findings document that outlined recommendations for strategy and development of a full-lifecycle marketing database that will include powerful Internet and intranet interfaces when complete.

   Results: Now in the second phase of working with the telecommunications leader, we are designing and implementing a new marketing system that is defining the organization and business processes necessary to compete in the new environment. To empower customer-centric and Web-enabled business capabilities, we are building a data warehouse that is rapidly approaching one terabyte, or one trillion bytes, of data and is expected to grow to three terabytes of data within the next 12 months. Working together with the client, our eSolution will integrate customer information from one of the largest Web-enabled data warehouses in this region of the world.

Clients

   We work with Fortune 500 and middle market companies across a wide variety of knowledge-driven industries, including telecommunications, healthcare, financial services, manufacturing and consumer packaged goods. In 1998, our ten largest clients generated approximately 64% of our

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

revenues, with one client accounting for more than 10% of our revenues. The services provided to this client were divided among a number of divisions and subsidiaries in multiple client locations. Most of our large clients have retained us for multiple projects on an ongoing basis. Existing clients from the previous fiscal year generated approximately 76% of our revenues in 1998 and approximately 66% of our revenues in 1997. The volume of work performed for specific clients is likely to vary from year to year, and a significant client in one year may not use our services in a subsequent year. Our clients during the past two years included:

Telecommunications         Manufacturing                Consumer Packaged
 Ameritech                   Allison Transmission        Goods
 AT&T                        Brunswick                    Cenex/Land O'Lakes
 CSG Systems                 Cummins Engine               Dr. Pepper/7-Up
 Embratel                    Deere and Company            Kraft Foods
 Media One                   Eaton                        Quaker Oats
 Sprint                      Emerson                      Ralston Purina
                                                          Unilever
                             Ford Motor

Healthcare                   General Motors
 Abbott Laboratories         Honeywell                  Other
 American Home Products      Imation                      Ameren
 Baxter Healthcare           Milnot                       BP Amoco
 Eli Lilly                   Monsanto                     Dow AgroSciences
 Novartis                    Motorola                     Great Lakes Gas
 Pharmacia-Upjohn            Raytheon                     Hyatt
 Rhone-Poulenc               Rockwell                     K Mart
                                                          Manpower
                             Steelcase
Financial Services           S.C. Johnson                 Maritz
 Blue Cross/Blue Shield      3Com                         McDonald's
 Chase                       Thomson Consumer Electronics TMP Worldwide
 CNA Insurance               Trane                         (Monster.com owner
 Conseco                     Ty Inc.                      )
 Delta Dental                Xerox
 Financial Guaranty Insurance
 Kemper Insurance
 MasterCard
 Norwest
 Zurich Kemper Life Insurance

Sales and Marketing

   Braun Consulting has made significant investments in sales and marketing initiatives, and believes strongly that these business functions will be important to our future growth and success. We have a dedicated team of experienced business development managers who are focused on securing new opportunities and maximizing client satisfaction.

   Our marketing team is engaged in a strategic initiative to develop brand and image recognition. We have invested in our corporate identity and continue to engage in activities designed to build

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

awareness. For example, current programs include marketing communications deliverables, Webpage development, lead generation seminars, market research, trade shows, joint partner marketing activities, and targeted executive marketing initiatives. We utilize public relations, online interactive marketing efforts and industry events to brand Braun Consulting as an eSolutions leader. In addition, we participate in speaking, publishing and presentation opportunities to generate awareness in our target markets and among our target clients.

Partners

   We partner with industry leaders to bring greater value to our clients through enhanced eSolutions. We maintain a vendor-neutral approach that emphasizes a deep understanding of critical technologies and products. Our quality work and partnering approach has driven business development opportunities and increases the exposure of our professional capabilities to new clients.

   Our current partners include:

BrioTechnology             Hyperion             Oracle                 SAP
Business Objects           Microsoft            Paragren               SAS Institute
Exchange Applications      Net Dynamics         Prime Response         TDW

Culture, People and Recruiting

   Braun Consulting's employees and unique culture are the cornerstone of our success. Through our balanced work philosophy and our aggressive recruiting efforts, we have been able to attract and retain outstanding employees.

 Culture

   Our demanding, engaging and rewarding environment is combined with a culture that also supports family time, community service and outside personal interests. We strive to achieve a balanced approach to work and personal life and believe that this component of our culture is significant to recruiting and retaining quality professionals. We attribute our relatively low turnover rate to our quality professional opportunities and the strong balance between work and personal life that is a fundamental component of our culture.

 People

   We employ outstanding individuals from industry, consulting organizations and selective colleges and universities. Our people at all levels understand the importance of quality work and client satisfaction. Our consultants are entrepreneurs, leaders and innovators who are intelligent, motivated and highly accountable. Working in teams, consultants are rewarded for contributions and accountability. Our compensation program offers every full-time employee incentive-based opportunities to participate in our stock option plans.

   We contribute to the success of our people through ongoing professional development and training. New employees typically receive extensive training and attend a team orientation in the Braun Technology Center. New hires who are recent graduates receive four weeks of intensive training in our culture, business, specific technologies and our Transform methodology. We offer

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

computer-based training through the Internet to enhance our ongoing education commitment to employees.

   As of May 4, 1999, we had 283 employees. Of these, 220 were project personnel, 20 were selling and marketing personnel, and 43 were general and administrative personnel. None of our employees are represented by a labor union, and we consider our employee relations to be good.

 Recruiting

   To support continued growth, we have built a successful recruiting organization. To recruit quality people, we use full-time recruiters, external recruiting resources, the Internet, employee referrals and campus recruiting events. Our campus recruiting program has earned brand name recognition among students on campuses of leading educational institutions.

   Diversity in experience is one of our strengths. Approximately 60% of our new hires are experienced professionals and approximately 40% are recent college and university graduates. Our new hires include industry managers, consulting leaders, technology specialists, and graduates with Ph.D., M.B.A., C.P.A., liberal arts and engineering degrees.

Operations

   Braun Consulting is continuously enhancing operational infrastructure to support and sustain our growth. Our management team focuses on business operations through key proprietary internal systems and unique reporting capabilities that have been developed in several areas, including:

   Business Development/Sales Pipeline. Opportunities are monitored by business development managers and practice leaders. Reviewed weekly, opportunities are discussed by client, line of service, total revenues, likelihood of winning, date of closing an agreement and work start date.

   Forecast Report. Resources management is reviewed for optimal staffing, revenue forecasting and demand-based allocation of available consultants. Our forecasts are based on 90-day projections derived from signed client agreements. The forecast report covers projected billable hours by practice, average billing rates, utilization and comparison to planned budget. Practice leaders, finance personnel, human resources and senior management review reports semi-monthly.

   Time & Expense Reports and Billing. Time and expense reports are generally available online within 12 hours of semi-monthly period closing. This system allows for timely revenue information and detailed management reporting. The system allows invoicing of clients within two days of period closing.

   Flash Report. Performance is monitored by practice area in semi-monthly, month-to-date and year-to-date reports. Flash reports compare actual results to budget and contain information on revenues generated, hours worked, total headcount, new hires, utilization rates and average billing rates.

   Hiring Pipeline Report. Budgeted hiring is tracked by practice area and the various stages of individual candidates. Individuals in process are tracked through resume review, interview process, offer status and acceptance or rejection of employment. The hiring pipeline report is designed to optimize resources and is integrated with the business development and forecast reports.

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

Competition

   Competition in the eSolutions marketplace is strong. Although we believe we maintain a competitive advantage in the ability to capture the convergence of customer-centric strategy and business intelligence with the Internet, we expect to encounter intense competition.

   Our current and anticipated competitors include:

    . emerging Web consulting firms such as Agency.com, Proxicom, Razorfish, Scient and Viant, which are focused on Internet-based, electronic business and digital business solutions;

    . systems integrators such as Andersen Consulting, Ernst & Young,
      PricewaterhouseCoopers and Sapient;

    . strategy and management consulting firms such as Bain, Boston
      Consulting Group, Diamond Technology Partners and McKinsey;

    . regional specialized information technology firms;

    . vendor-based services organizations of companies such as IBM and Oracle; and

    . internal management and information technology departments of current and future client organizations.

   The market for our services is subject to rapid technological change and increased competition from large existing players, new entrants and internal information technology groups. We believe the principal competitive factors in our market include Internet expertise and talent, client references, integrated strategy, business intelligence and data warehousing capabilities, quality, executive management, consulting skills, pricing and speed of service delivery, and vertical industry knowledge. We believe the market will continue to offer significant opportunity for multiple players. We believe we compete favorably with respect to these factors. See "Risk Factors--Risks related to eSolutions market."

Facilities

   Our headquarters are located in Chicago, Illinois. Our principal administrative, finance, sales and marketing operations are located in Chicago, Illinois and Boston, Massachusetts. Our facilities in Chicago are located in approximately 17,200 square feet of leased office space and our facilities in Boston are located in approximately 19,600 square feet of leased office space. We also serve clients out of our leased office space in Cleveland, Ohio; Dallas, Texas; Denver, Colorado; Detroit, Michigan; Grand Rapids, Michigan; Indianapolis, Indiana; Minneapolis, Minnesota; and St. Louis, Missouri. We expect that we will need additional space as we expand our business and believe that we will be able to obtain suitable space as needed.

Legal Proceedings

   Braun Consulting is not involved in any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth the names, ages and positions of our directors and executive officers as of May 5, 1999:

Name                     Age                            Position
Steven J. Braun.........  39 President, Chief Executive Officer and Chairman
                              of the Board of Directors
Thomas J. Duvall........  48 Chief Operating Officer, Executive Vice President and Director
John C. Burke...........  60 Chief Financial Officer and Treasurer
Michael J. Evanisko.....  49 Executive Vice President and Director
James M. Kalustian......  38 Executive Vice President and Director
Stephen J. Miller.......  48 Executive Vice President and Director
Paul J. Bascobert.......  35 Senior Vice President
David R. Fenner.........  41 Senior Vice President
Curt S. Sellke..........  40 Senior Vice President
Gregory A. Ostendorf....  44 General Counsel and Secretary

   Steven J. Braun. Mr. Braun founded Braun Consulting in 1990 and has served as President, Chief Executive Officer and Chairman of the Board of Directors since our inception. Mr. Braun began his entrepreneurial activities in 1985 when he co-founded Shepro-Braun Consulting, a professional services practice dedicated to business and information technology solutions. Mr. Braun joined Price Waterhouse LLP in 1982 as a consultant after he earned an A.B. from Harvard College.

   Thomas J. Duvall. Mr. Duvall has served as Chief Operating Officer, an Executive Vice President and a director since November 1998. Prior to joining us, Mr. Duvall was a Management Consulting Partner at PricewaterhouseCoopers LLP where he was responsible for the Chicago office consulting practice and for PricewaterhouseCoopers LLP's nationwide Chemical Industry consulting practice. Mr. Duvall spent more than 23 years at PricewaterhouseCoopers LLP, including the last 12 years as a Partner of the firm. Mr. Duvall has a B.S. from Indiana Central College and an M.B.A. from State University of New York at Buffalo.

   John C. Burke. Mr. Burke has served as Chief Financial Officer and Treasurer since May 1996. Prior to joining us, Mr. Burke was with the public accounting firm of Grant Thornton LLP for 30 years. Mr. Burke served as a member of senior management of Grant Thornton LLP for 20 years and held the positions of Chairman of the firm and Chicago Area Managing Partner. Mr. Burke is a C.P.A. and has a B.S. from the University of Notre Dame.

   Michael J. Evanisko. Mr. Evanisko has served as an Executive Vice President and a director since May 1999. Mr. Evanisko was a founder and President of Vertex Partners. Prior to co-founding Vertex Partners in 1994, Mr. Evanisko was a founder and Vice President in Corporate Decisions, Inc., a strategic consulting firm, from 1983 to 1993. Mr. Evanisko was a consultant and manager at Bain & Co. from 1980 to 1983. In addition to his consulting career, Mr. Evanisko served as Chairman of Digitrace Care Services, Inc. from 1990 to 1996 and Elensys, Inc. from 1993 to present. Mr. Evanisko also serves as President of The Partnership for Organ Donation, Inc. Mr. Evanisko has a B.A. and an M.P.A. from Pennsylvania State University and an M.A. and an M.Phil. from Yale University.

   James M. Kalustian. Mr. Kalustian has served as an Executive Vice President and a director since May 1999. Mr. Kalustian was a founder and Vice President of Vertex Partners. Prior to co-founding Vertex Partners in 1994, Mr. Kalustian was a Manager at Corporate Decisions, Inc. from 1989 to 1994. Mr. Kalustian served in various marketing positions from 1982 to 1989 for Raytheon Company, W.R. Grace & Co. and Canada Dry. Mr. Kalustian has an A.B. from Harvard College and an M.B.A. from Northwestern University.

   Stephen J. Miller. Mr. Miller has served as an Executive Vice President and a director since May 1999. Mr. Miller was a founding member of Braun Consulting and has been part of the senior management team since our inception. Mr. Miller has worked in the information technology consulting marketplace for the past 20 years, specializing in database management and business intelligence. Mr. Miller has a B.A. from The Johns Hopkins University and an M.S. from the University of Illinois.

   Paul J. Bascobert. Mr. Bascobert has served as a Senior Vice President since May 1999. Mr. Bascobert was a Vice President and founding member of Vertex Partners. Prior to joining Vertex Partners in 1994, Mr. Bascobert was with Corporate Decisions, Inc. from 1992 to 1994. Mr. Bascobert held the position of systems engineer for General Motors and Whirlpool Corporation from 1982 to 1990. Mr. Bascobert has a B.S.E.E. from Kettering University and an M.B.A. from the University of Pennsylvania.

   David R. Fenner. Mr. Fenner is a Senior Vice President and has been with us since November 1994. Mr. Fenner has 15 years of information systems experience. Prior to joining us, Mr. Fenner was employed by Oracle Corporation from 1990 to 1994 and American Management Systems from 1986 to 1990. Mr. Fenner has a B.A. from Pace University and an M.B.A. from the University of Chicago.

   Curt S. Sellke. Mr. Sellke is a Senior Vice President and has been with us since May 1994. Prior to joining us, Mr. Sellke was the District Manager for Professional Services at Sybase from 1991 to 1994. Mr. Sellke has 19 years of information systems experience and has worked in a similar capacity for Oracle Corporation, Bricker & Associates, The Whitewater Group and Baxter Healthcare. Mr. Sellke has a B.B. from Western Illinois University and an M.S. in Computer Science from DePaul University.

   Gregory A. Ostendorf. Mr. Ostendorf has served as General Counsel since August 1996 and Secretary since October 1996. Prior to joining us, Mr. Ostendorf was a partner in the law firm of Cage, Hill & Niehaus from 1988 to 1996. Mr. Ostendorf has a B.S. from Western Kentucky University and a J.D. from Indiana University.

   Except for Messrs. Duvall, Evanisko, Kalustian and Bascobert, each of whom has an employment agreement, our executive officers are appointed annually by, and serve at the discretion of, the board of directors. Mr. Ostendorf is the brother-in-law of Mr. Braun. There are no other family relationships between any of our directors or executive officers. See "--Employment Agreements."

Board of Directors

   Prior to the consummation of this offering, we will appoint two independent directors and will establish an audit committee and a compensation committee. After the closing of this offering, our board will consist of seven directors divided into three classes, denominated Class I, Class II and

Class III. Members of each class hold office for three-year terms which are staggered. At each annual meeting of our stockholders starting with the meeting in 2000, the successors to the directors whose terms expire at that meeting will be elected to serve for a three-year period following their election or until a successor has been duly elected and qualified. Mr.
           is a Class I director whose term expires at the 2000 annual meeting of shareholders. One director to be appointed after this offering will also
serve as a Class I director. Messrs.                     and
are Class II directors whose terms expire at the 2001 annual meeting of stockholders. One director to be appointed after this offering will also serve
as a Class II director. Messrs.                 and                    are
Class III directors whose terms expire at the 2002 annual meeting of stockholders. The expiration of a director's term is subject in all cases to the election and qualification of his successor or his earlier death, removal or resignation. Each of Messrs. Duvall, Evanisko and Kalustian have employment agreements providing for their nomination as our directors. See "--Employment Agreements."

Committees of the Board of Directors

   We will have an audit committee and a compensation committee. Each committee will be composed entirely of independent directors. The audit committee will recommend the annual appointment of our auditors, with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles used in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee will make recommendations to the board regarding compensation for our executive officers. The compensation committee will also administer the 1998 Employee Long-Term Stock Investment Plan, the 1998 Executive Long-Term Stock Investment Plan and the 1995 Director Stock Option Plan.

Compensation of Directors

   Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will receive
a $           fee for attendance in person at meetings of the board or
committees of the board and will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at such meetings. We intend to include stock options for non-employee directors as an additional component of compensation. Directors who are our employees are eligible to participate in our 1998 Employee Long-Term Stock Investment Plan, 1998 Executive Long-Term Stock Investment Plan and 1995 Director Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   During 1998, Mr. Braun and his wife served as the members of the compensation committee. Mr. Braun will serve as the sole member of the compensation committee until this offering is completed. Two directors to be appointed after this offering will serve as the members of the compensation committee. Neither of these two directors will have at any time been officers or employees of Braun Consulting.

Executive Compensation

   The following table sets forth certain summary information concerning the compensation earned during 1998 by our President and Chief Executive Officer and the four other most highly compensated officers. We use the term "named executive officers" to refer to these people in this prospectus. The table excludes certain perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.

                            Summary Compensation Table

                                                    Long-Term
                                       Annual      Compensation
                                    Compensation      Awards
                                  ---------------- ------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position        Salary   Bonus    Options    Compensation(a)
Steven J. Braun.................. $333,333 $65,000       --         $2,000
 President and Chief Executive
 Officer
John C. Burke....................  200,000  24,000    41,000         2,083
 Chief Financial Officer and
 Treasurer
Stephen J. Miller................  200,000  69,244       --          2,083
 Executive Vice President
David R. Fenner..................  150,000  40,500       --          1,046
 Senior Vice President
Curt S. Sellke...................  125,000  41,500       --          1,302
 Senior Vice President

---------------------
(a) Represents 401(k) matching contributions by us.

   The following table sets forth information on grants of stock options during 1998 to the named executive officers.

                             Option Grants in 1998

                                                                              Potential
                                                                              Realizable
                                                                               Value at
                                         Individual Grants                  Assumed Annual
                         -------------------------------------------------- Rates of Stock
                         Number of                                              Price
                         Securities  Percent of                              Appreciation
                         Underlying Total Options                             for Option
                          Options    Granted to                                Term(b)
                         Granted in Employees in  Exercise Price Expiration --------------
Name                        1998        1998      (per share)(a)    Date      5%     10%
Steven J. Braun.........      --         --             --            --       --      --
John C. Burke...........   30,000        3.3%         $0.90        3/2003   $7,460 $16,484
                           11,000        1.1           3.00        9/2003    9,117  20,147
Stephen J. Miller.......      --         --             --            --       --      --
David R. Fenner.........      --         --             --            --       --      --
Curt S. Sellke..........      --         --             --            --       --      --

---------------------
(a) The exercise price equals the fair market value of the common stock as of the grant date as determined by the board of directors.
(b) The potential realizable value is calculated based on the term of the option at the time of grant (5 years). Assumed stock price appreciation of 5% and 10% is based on the fair value at the time of the grant.

   The following table sets forth information with respect to exercises of options by the named executive officers during 1998 pursuant to the 1998 Employee Long-Term Stock Investment Plan, the 1998 Executive Long-Term Stock Investment Plan and the 1995 Director Stock Option Plan, and information with respect to unexercised options to purchase common stock held by them at December 31, 1998.

      Aggregated Option Exercises in 1998 and Year-End 1998 Option Values

                          Number             Number of Securities
                            of              Underlying Unexercised     Value of Unexercised
                          Shares                Options Held at       In-the-Money Options at
                         Acquired              December 31, 1998       December 31, 1998(a)
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
Steven J. Braun.........      --        --       --           --           --           --
John C. Burke...........      --        --     7,500      133,500     $ 15,750     $342,250
Stephen J. Miller....... 582,564  $495,179       --           --           --           --
David R. Fenner.........  97,094    82,530   155,350          --       458,283          --
Curt S. Sellke.......... 194,188   165,060       --       145,641          --       429,641

---------------------
(a) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated based on the fair market value at December 31, 1998 of $3.00 per share as determined by the board of directors.

Employment Agreements

   Braun Consulting has entered into employment agreements with Messrs. Duvall, Evanisko, Kalustian and Bascobert. Mr. Duvall's agreement has a five-year term, expiring on October 31, 2003. Each of the agreements for Messrs. Evanisko, Kalustian and Bascobert has a three-year term, expiring on April 30, 2002.

   Pursuant to their employment agreements, Mr. Duvall serves as Chief Operating Officer and Executive Vice President, Messrs. Evanisko and Kalustian serve as Executive Vice Presidents and Mr. Bascobert serves as Senior Vice President. In addition, the agreements for Messrs. Duvall, Evanisko and Kalustian provide for their nomination as our directors.

   As of May 5, 1999, pursuant to their employment agreements, the base salary for Mr. Duvall was $315,000, for Mr. Evanisko was $300,000, for Mr. Kalustian was $250,000 and for Mr. Bascobert was $225,000. Each of their base salaries increase annually by the greater of five percent or the consumer price index. Each of them is eligible to receive an annual bonus targeted to be 20% of their respective base salaries. In addition, Mr. Duvall is entitled to receive a quarterly bonus of $15,000, increasing each year by the greater of five percent or the consumer price index.

   Pursuant to their respective employment agreements and subject to vesting schedules, each of Messrs. Evanisko, Kalustian and Bascobert was granted an option to purchase shares of common stock under the 1998 Employee Long-Term Stock Investment Plan, and Mr. Duvall was granted an option to purchase shares of common stock under the 1998 Executive Long-Term Stock Investment Plan. See "--Stock Plans."

   Braun Consulting can terminate any of the employment agreements (1) for cause (as defined in the agreements), (2) without cause on 60 days prior written notice, (3) on the executive's death or (4) on the executive's permanent disability. Each executive can terminate his agreement for good reason (as defined in the agreements) or on 60 days prior written notice.

   Under the agreements with Messrs. Evanisko, Kalustian and Bascobert, in the case of an involuntary termination (as defined in the agreements), the executive continues to receive his base salary for one to two years depending on the remaining term under his agreement and how long he has worked for us. However, if the involuntary termination occurs after a change of control (as defined in the agreements) of Braun Consulting, the executive shall receive his base salary for the remainder of the term.

   Under the agreements for Messrs. Evanisko, Kalustian and Bascobert, in the event of a termination of employment by us or by the executive for good reason, 75% of the unvested portion of the executive's options vest immediately, and any remaining unexercised options terminate on the date of termination of employment. In the event of a termination of employment on any other terms, the unexercised portion of the options terminates on the date of the termination of employment.

   Under Mr. Duvall's agreement, if he is terminated for cause, the unvested portion of his options terminates on the date of the termination of his employment. If he is terminated other than for cause, or in the event of a change of control, a portion of his unvested options vests immediately. Within 90 days of a change of control or his termination for cause, Mr. Duvall may elect to sell to us a portion or all of the shares of common stock acquired
upon exercise of his options, at a price equal to $     per share, payable in
annual installments not to exceed $480,000 per installment. In the event of an involuntary termination, Mr. Duvall may elect to have a portion or all of his vested but unexercised options terminated and receive "special severance compensation" equal to the number of shares subject to the terminated options,
multiplied by $    . This amount is payable to Mr. Duvall in annual
installments not to exceed $240,000 per installment.

   The agreements for Messrs. Evanisko, Kalustian and Bascobert contain standard provisions regarding confidentiality, non-solicitation, non-competition and Braun Consulting's ownership of works of authorship prepared in the scope of the executive's employment with us. Braun Consulting and Mr. Duvall have entered into a separate agreement containing similar confidentiality, non-solicitation, non-competition and ownership provisions.

Stock Plans

 1998 Employee Long-Term Stock Investment Plan

   The Employee Plan provides for the grant of incentive stock options and non-qualified stock options to purchase common stock. All our employees and persons with written consulting agreements with Braun Consulting are eligible to participate in the Employee Plan. The purpose of the Employee Plan is to provide participants an opportunity to own common stock and to advance our interests by providing an additional incentive by increasing proprietary interest in our success.

   The maximum number of shares of common stock for which options may be
granted under the Employee Plan is the greater of (a)           or (b) 20% of
the number of issued and outstanding shares of common stock. The price of any stock purchased pursuant to an option may not be less than the fair market value of the stock. Options are not exercisable after ten years after the date they are granted, and options may not be exercised until at least two months from the date they are granted. Options granted under the Employee Plan generally are not transferable by the optionee and terminate upon severance of employment.

   As of the date of this prospectus, there are options outstanding under the
Employee Plan to purchase          shares of common stock at a weighted average
price of $         per share, of which          are currently exercisable.

 1998 Executive Long-Term Stock Investment Plan

   The Executive Plan, which is also administered by the compensation committee, provides for the grant of incentive stock options and non-qualified stock options to purchase common stock, and is substantially the same as the Employee Plan, except as described below. The maximum number of shares of common stock for which options may be granted under the Executive Plan is
       . Options granted under the Executive Plan terminate 30 days after the severance of employment.

   As of the date of this prospectus, there are options outstanding under the
Executive Plan to purchase         shares of common stock at a weighted average
price of $         per share, of which         are currently exercisable.

 1995 Director Stock Option Plan

   The Director Plan, which is also administered by the compensation committee, provides for the grant of options to purchase common stock to all practice area directors that are our employees. The purpose of the Director Plan is to induce certain practice area directors to remain employed by us and to encourage practice area directors to secure or increase their ownership in us, thereby promoting continuity of management and increased incentive and personal interest in us by those responsible for securing our continued growth and success.

   The maximum number of shares of common stock for which options may be
granted under the Director Plan is        . Options are not exercisable after
eight years after the date they are granted. Options granted under the Director Plan generally are not transferable and terminate upon severance of employment.

   As of the date of this prospectus, there are options outstanding under the
Director Plan to purchase         shares of common stock at a weighted average
price of $        per share, of which none are currently exercisable.

Limitations of Liability and Indemnification of Directors and Officers

   To the extent permitted by Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of directors for monetary damages due to their breach or alleged breach of their fiduciary duties. Our charter does not, however, provide for indemnification for liability due to a director's breach of his or her duty of loyalty to us or our stockholders, for acts involving bad faith or intentional misconduct or violations of law, or for any transaction from which the director received an improper personal benefit. In addition, our bylaws require us to indemnify our officers and directors under certain circumstances, and we are required to advance to our officers and directors certain of their expenses incurred in connection with the proceeding against them. We intend to obtain directors' and officers' liability insurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

   Braun Consulting is a party to a registration rights agreement with Messrs. Evanisko, Kalustian and Bascobert, who are collectively referred to as the Holders. Under the terms of the registration rights agreement, the Holders are
entitled to piggyback registration rights with respect to the         shares of
common stock owned by them. Each time we propose to register any of our securities under the Securities Act, whether for our own account or for other stockholders, the Holders are entitled to have their shares of common stock registered by us as well, unless we are registering our securities on Form S-4 or Form S-8. The registration rights agreement provides a limitation on the number of shares of common stock that may be sold by Messrs. Evanisko, Kalustian and Bascobert in this offering. These registration rights are subject to conditions and limitations, including the right of underwriters of an offering to limit the number of shares included in the registration. We must pay expenses related to the registration and distribution of its shares of common stock held by the Holders under the registration rights agreement.

Stockholders Agreement

   Mr. Braun and Mr. Miller are parties to an agreement providing that if Mr. Braun sells any of his shares of our common stock to a third party during the term of the agreement, then Mr. Miller has the option to sell the same percentage of his shares to the same purchaser for the same price per share and on the same terms as Mr. Braun's sale. In addition, the agreement permits Mr. Miller to participate on the same terms as Mr. Braun in any sale of our common stock registered under the Securities Act. The agreement terminates upon the termination of Mr. Miller's employment with us.

Other Transactions

   In November 1998, Braun Consulting made an unsecured loan to Mr. Miller in the amount of $29,128, with interest accruing at an annual interest rate of 7.75%, in connection with the exercise of stock options. The note matures upon the earlier of December 31, 1999 or a liquidity event, which includes an initial public offering of our common stock. If a liquidity event occurs, Mr. Miller is entitled to liquidate all or a portion of his shares of common stock for a gross sum not to exceed

$300,000. In January 1999, Braun Consulting made an unsecured, interest-free loan to Mr. Miller in the amount of $180,594 to fund the withholding of taxes due in connection with the exercise of stock options. This loan matures upon the earlier of January 4, 2004 or a liquidity event. Mr. Miller anticipates using a portion of the proceeds from his sale of shares of our common stock in this offering to repay the notes.

   In January 1999, Braun Consulting made an unsecured loan to Mr. Sellke in the amount of $67,800 to fund the withholding of taxes due in connection with the exercise of stock options. In April 1999, Braun Consulting made an unsecured loan to Mr. Sellke in the amount of $65,595, to fund the withholding of taxes due in connection with the exercise of stock options. The loans bear interest at 8.0%, are payable on demand and mature on December 31, 1999. Mr. Sellke anticipates using a portion of the proceeds from his sale of shares of our common stock in this offering to repay the notes.

   In January 1999, Braun Consulting made an unsecured loan to Mr. Fenner in the amount of $36,855 to fund the withholding of taxes due in connection with the exercise of stock options. In April 1999, Braun Consulting made an unsecured loan to Mr. Fenner in the amount of $227,736 to fund the withholding of taxes due in connection with the exercise of stock options. The loans bear interest at 8.0%, are payable on demand and mature on December 31, 1999. Mr. Fenner anticipates using a portion of the proceeds from his sale of shares of our common stock in this offering to repay the notes.

   In December 1995, we executed seven different promissory notes in favor of Mr. Braun in the aggregate amount of $485,516 and a line of credit note in the amount of $150,000. All of the notes were demand notes with a maturity of December 31, 1998, bearing interest at 10.0%, and were repaid by that time. In December 1998, we executed a short-term demand note in favor of Mr. Braun in the amount of $150,000 at an interest rate of 8.0%. This note was repaid in January 1999.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 4, 1999 and immediately following this offering by (1) each person who beneficially owns 5% or more of a class of capital stock, (2) each of our directors, (3) each of the named executive officers, (4) each selling stockholder and (5) all of our directors and executive officers as a group.

   Unless otherwise noted (1) each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by it or him as set forth opposite its or his name and (2) the address for each of the persons listed below is: c/o Braun Consulting, Inc., 30 West Monroe, Suite 300, Chicago, Illinois 60603.

                         Beneficial Ownership                    Beneficial Ownership
                             Prior to the                              After the
                            Offering(a)(b)                          Offering(a)(b)
                         -----------------------     Number of   ----------------------
                           Number                   Shares Being   Number
Name                      of Shares    Percent        Offered     of Shares    Percent
Steven J. Braun(c)......                         %                                      %
Thomas J. Duvall........
John C. Burke...........
Michael J. Evanisko(d)..
James M. Kalustian(e)...
Stephen J. Miller.......
Paul J. Bascobert(f)....
David R. Fenner.........
Curt S. Sellke..........
Gregory A. Ostendorf....
All executive officers
 and directors as a
 group (10 persons).....

---------------------
*  Represents less than one percent of the total.
(a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.
(b) The calculations in this table of the percentage of outstanding shares are
    based on            shares of our common stock outstanding as of May 4,
    1999 and            shares outstanding immediately following the completion
    of this offering and assumes no exercise of the underwriters' over-allotment option. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of May 4, 1999 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(c) Includes an aggregate of            shares subject to a voting trust, of
    which Steven J. Braun serves as trustee.
(d) Includes        shares of common stock issuable upon exercise of
    outstanding stock options that will become exercisable within 60 days of May 4, 1999.
(e) Includes        shares of common stock issuable upon exercise of
    outstanding stock options that will become exercisable within 60 days of May 4, 1999.
(f) Includes        shares of common stock issuable upon exercise of
    outstanding stock options that will become exercisable within 60 days of May 4, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   This summary description does not describe every term of the capital stock contained in our certificate of incorporation. We refer you to the provisions of Delaware corporate law and our certificate of incorporation and bylaws, which you can access through EDGAR at www.sec.gov/edgarhp.htm.

Authorized and Outstanding Capital Stock

   Our certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock is issuable in series.
There will be        shares of Braun Consulting common stock outstanding
immediately prior to consummation of this offering, held of record by stockholders, and there will be no shares of preferred stock outstanding.

Common Stock

   Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone.

   Dividend Rights. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor. See "Dividend Policy."

   Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of Braun Consulting. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

   Our board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could decrease the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change of control of Braun Consulting. Accordingly, the issuance of shares of preferred stock may discourage offers for our common stock or may otherwise adversely affect the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Registration Rights

   Braun Consulting is a party to a registration rights agreement with Messrs. Evanisko, Kalustian and Bascobert. Under the terms of the registration rights agreement, the Holders are entitled to piggyback registration rights with respect to the shares of common stock owned by them. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

Stockholders Agreement

   Mr. Braun and Mr. Miller are parties to an agreement providing that if Mr. Braun sells any of his shares of common stock to a third party during the term of the agreement, then Mr. Miller has the option to sell the same percentage of his shares to the same purchaser on the same terms as Mr. Braun's sale. In addition, the agreement provides Mr. Miller with certain registration rights. See "Certain Relationships and Related Transactions--Stockholders Agreement."

Delaware Anti-Takeover Law and Certain Charter Provisions

   Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the date of determination whether the person is an "interested stockholder," did own) 15% or more of the corporation's voting stock. Section 203 could prohibit or delay mergers or other changes in control with respect to Braun Consulting and, accordingly, may discourage attempts to acquire us. See "Risk Factors--We have various mechanisms in place to discourage takeover attempts."

   Certificate of Incorporation. Our certificate of incorporation contains the following provisions which are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of Braun Consulting. These provisions provide:

  . for the authorization of the board to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof;

  . that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing;

  . that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the board;

  . for the division of the board into three classes, with each class serving for a staggered term of three years;

  . that vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office;

  . that our directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock, voting together as a single class;

  . that cumulative voting is expressly prohibited;

  . that certain provisions of the certificate of incorporation may be amended only by a vote of 66 2/3% of the stockholders entitled to vote; and

  . that stockholders wishing to nominate directors and propose other business to be conducted at stockholder meetings must meet certain advance notice requirements.

   These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Braun Consulting. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change of control of Braun Consulting. Such provisions may also have the effect of preventing changes in our management. See "Risk Factors--We have various mechanisms in place to discourage takeover attempts."

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is
                                , and its address is
                                  .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, no public market for our common stock has existed. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding stock
options, an aggregate of            shares of our common stock will be
outstanding. Of these shares, all of the shares sold in this offering will be freely transferable without restriction or limitation under the Securities Act of 1933 unless purchased by our "affiliates," as defined in Rule 144 under the
Securities Act. The remaining           shares are "restricted shares" within
the meaning of Rule 144 under the Securities Act, and are subject to restrictions under the Securities Act and the lock-up agreements described below.

   Our directors, executive officers, stockholders and certain option holders have agreed not to sell, offer for sale, or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during the 180-day period, we have agreed not to file any registration statement with respect to our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

  . 1% of the number of then outstanding shares; or

  . the average weekly reported trading volume during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

   Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about us and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an "affiliate" of us under the Securities Act during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Our affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two-year holding period has expired and must comply with the restrictions and requirements of Rule 144 other than the one-year holding period in order to sell unrestricted shares. Rule 144 allows persons to include the holding period of the transferor under certain circumstances.

   Any of our employees, officers, directors or consultants who purchased or were awarded shares or options to purchase shares prior to this offering are generally entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permit affiliates and non-affiliates to sell such shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell such shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available
for our option holders as to all            shares issued pursuant to the
exercise of options granted prior to this offering.

   Messrs. Evanisko, Kalustian and Bascobert have certain rights to register in the future under the Securities Act the shares of our common stock owned by them. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

   After 180 days after the offering, we intend to file a registration statement on Form S-8 to register all of the shares of common stock reserved for issuance pursuant to the 1998 Employee Long-Term Stock Investment Plan, the 1998 Executive Long-Term Stock Investment Plan and the 1995 Director Stock Option Plan. Accordingly, shares issued upon exercise of such options will be freely tradeable by holders who are not our affiliates and, subject to the volume and other limitations of Rule 144, by holders who are affiliates.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated            , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney and Adams, Harkness & Hill, Inc. have severally agreed to purchase from us and the selling stockholders the number of shares of common stock set forth opposite their names below.

                                                                       Number of
Underwriters:                                                           Shares
 Donaldson, Lufkin & Jenrette Securities Corporation..................
 Salomon Smith Barney.................................................
 Adams, Harkness & Hill, Inc..........................................
                                                                        ------
  Total...............................................................
                                                                        ======

   The underwriting agreement provides that the underwriters' obligations to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters initially propose to offer some of the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and some of the shares to certain dealers (including
the underwriters) at such price less a concession not in excess of $     per
share. The underwriters may allow, and such dealers may re-allow to certain
other dealers, a concession not in excess of $     per share. After the initial
offering of the common stock, the representatives of the underwriters may change the public offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

   Certain selling stockholders have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of the additional shares based on such underwriter's percentage underwriting commitment indicated in the preceding table.

   We, together with the selling stockholders, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

   We, together with our executive officers, directors, stockholders and certain option holders have agreed, subject to certain exceptions, not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock,

regardless of whether any of the transactions described above are to be settled by the delivery of common stock, other securities, cash, or otherwise, for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and certain of our stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements. We have determined that if the lock-up with respect to a significant number of shares has been waived, whether with respect to a single stockholder or a number of stockholders, we would review applicable securities laws and, if public disclosure would be appropriate, disclose the waiver.

   Prior to this offering, no established trading market for our common stock existed. The initial public offering price of our shares of common stock offered by this prospectus was determined by negotiations among us and the representatives of the underwriters. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   We are applying to have our common stock approved for quotation on the Nasdaq National Market under the symbol "BRNC."

   Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons with this prospectus should inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of common stock in the open market to cover such syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise, or if Donaldson Lufkin & Jenrette Securities Corporation receives a report which indicates that the clients of such syndicate members have "flipped" our common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   Certain legal matters in connection with this offering will be passed upon for Braun Consulting by Locke Liddell & Sapp LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
Financial Statements as of May 4, 1999 and for the Periods January 1
 Through May 4, 1998 and 1999 (Unaudited):
  Consolidated Balance Sheets............................................   F-2
  Consolidated Statements of Income......................................   F-3
  Consolidated Statements of Stockholders' Equity........................   F-4
  Consolidated Statements of Cash Flows..................................   F-5
  Notes to Consolidated Financial Statements.............................   F-6
Financial Statements as of December 31, 1997 and 1998 and for Each of the
 Three Years in the Period Ended December 31, 1998:
  Independent Auditors' Report...........................................   F-8
  Consolidated Balance Sheets............................................   F-9
  Consolidated Statements of Income......................................  F-10
  Consolidated Statements of Stockholders' Equity........................  F-11
  Consolidated Statements of Cash Flows..................................  F-12
  Notes to Consolidated Financial Statements.............................  F-13

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                                       Pro Forma
                                                    As of      As of     As of
                                                 December 31, May 4,    May 4,
                                                     1998      1999      1999
                                                     (In thousands, except
                                                          share data)
                    ASSETS
Current assets:
  Cash.........................................     $  570    $   605   $   605
  Accounts receivable (net of allowance of $90
   in 1998 and $37 in 1999)....................      6,548      9,043     9,043
  Accounts receivable--employees...............        357        704       704
  Receivable from Wincite--current portion.....        114        114       114
  Prepaid expenses and other current assets....        251        467       467
                                                    ------    -------   -------
    Total current assets.......................      7,840     10,933    10,933
Receivable from Wincite........................         95         95        95
Equipment, furniture and software--net.........      1,831      2,089     2,089
Intangibles (net of accumulated amortization of
 $71 in 1998 and $87 in 1999)..................         79         63        63
                                                    ------    -------   -------
    Total assets...............................     $9,845    $13,180   $13,180
                                                    ======    =======   =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable................................     $2,745    $ 3,479   $ 3,479
  Accounts payable.............................      1,124      1,485     1,485
  Accrued liabilities..........................      1,077      1,393     1,393
  Unearned revenue.............................        270        880       880
  Distribution payable to stockholders.........      1,002        902     2,402
  Deferred income taxes........................         --         --     3,100
                                                    ------    -------   -------
    Total current liabilities..................      6,218      8,139    12,739
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; authorized,
   100,000,000 shares; issued and outstanding,
   11,964,002 in 1998 and 12,329,470 in 1999...        436        448       448
  Notes receivable from stockholders...........        (38)       (38)      (38)
  Unearned deferred compensation...............        (30)        --        --
  Retained earnings............................      3,259      4,631        31
                                                    ------    -------   -------
    Total stockholders' equity.................      3,627      5,041       441
                                                    ------    -------   -------
    Total liabilities and stockholders' equity.     $9,845    $13,180   $13,180
                                                    ======    =======   =======


                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                              Periods From
                                                            January 1 Through
                                                                 May 4,
                                                          ----------------------
                                                             1998        1999
                                                          (In thousands, except
                                                           share and per share
                                                                  data)
Revenues:
  Consulting services....................................     $7,668     $13,164
  Product sales..........................................        659         410
                                                          ----------  ----------
    Total revenues.......................................      8,327      13,574
Costs and expenses:
  Project personnel and expenses.........................      4,625       7,222
  Cost of products sold..................................        564         361
  Selling and marketing expenses.........................        735       1,224
  General and administrative expenses....................      2,346       3,336
                                                          ----------  ----------
    Total costs and expenses.............................      8,270      12,143
                                                          ----------  ----------
Operating income.........................................         57       1,431
Interest expense--net....................................         35          59
                                                          ----------  ----------
Income from continuing operations........................         22       1,372
Loss from discontinued operations........................        (76)        --
                                                          ----------  ----------
Income (loss) before provision for income taxes..........        (54)      1,372
Provision for state income taxes.........................        --          --
                                                          ----------  ----------
Net income (loss)........................................     $  (54)    $ 1,372
                                                          ==========  ==========
Pro forma (Note 3)
  Income (loss) before provision for income taxes........    $   (54)    $ 1,372
  Pro forma provision (benefit) for income taxes.........        (23)        549
                                                          ----------  ----------
  Pro forma net income (loss)............................     $  (31)    $   823
                                                          ==========  ==========
Earnings (loss) per share--basic:
  Continuing operations..................................    $  0.00     $  0.11
  Discontinued operations................................      (0.01)        --
  Pro forma net income (loss) (Note 3) ..................      (0.00)       0.07
Earnings (loss) per share--diluted:
  Continuing operations..................................     $ 0.00     $  0.11
  Discontinued operations................................      (0.01)        --
  Pro forma net income (loss) (Note 3)...................      (0.00)       0.06
Weighted average shares:
  Basic.................................................. 11,294,160  12,197,899
  Diluted................................................ 12,277,080  12,837,717

                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                              Notes
                                           Receivable    Unearned
                                    Common    From       Deferred   Retained
                           Shares   Stock  Stockholder Compensation Earnings Total
                                     (In thousands, except share data)
BALANCE, JANUARY 1,
 1999................... 11,964,002  $436     $(38)        $(30)     $3,259  $3,627
  Exercise of stock
   options..............    365,468    12       --           --          --      12
  Issuance of stock
   options..............         --    --       --           30          --      30
  Net income............         --    --       --           --       1,372   1,372
                         ----------  ----     ----         ----      ------  ------
BALANCE, MAY 4, 1999.... 12,329,470  $448     $(38)        $ --      $4,631  $5,041
                         ==========  ====     ====         ====      ======  ======



                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                Periods From
                                                                 January 1
                                                               Through May 4,
                                                               ---------------
                                                               1998     1999
                                                               (In thousands)
Cash flows from operating activities:
  Net income (loss)........................................... $ (54) $  1,372
  Net loss from discontinued operations, net of provision
   (benefit) for state income taxes...........................    76       --
                                                               -----  --------
  Income from continuing operations, net of provision
   (benefit) for state income taxes...........................    22     1,372
  Adjustments to reconcile income from continuing operations, net of provision (benefit) for state income taxes, to net
   cash flows from operating activities:
    Compensation expense related to stock options.............   --         30
    Deferred state income taxes...............................   --         (8)
    Depreciation and amortization.............................    76       223
    Changes in assets and liabilities:
      Accounts receivable.....................................  (663)   (2,842)
      Prepaid expenses and other current assets...............   (86)     (216)
      Accounts payable........................................   136       361
      Accrued liabilities.....................................   (23)      324
      Unearned revenue........................................    (7)      610
                                                               -----  --------
      Net cash flows from continuing operations...............  (545)     (146)
      Net cash flows from discontinued operations.............   (76)      --
                                                               -----  --------
        Net cash flows from operating activities..............  (621)     (146)
Cash flows from investing activities:
  Purchases of equipment, furniture and software..............  (508)     (465)
                                                               -----  --------
        Net cash flows from investing activities..............  (508)     (465)
Cash flows from financing activities:
  Borrowings..................................................   666       734
  Exercise of stock options...................................    25        12
  Distributions paid to stockholders..........................   (76)     (100)
                                                               -----  --------
        Net cash flows from financing activities..............   615       646
                                                               -----  --------
Net increase (decrease) in cash...............................  (514)       35
Cash, January 1...............................................   953       570
                                                               -----  --------
Cash, May 4................................................... $ 439  $    605
                                                               =====  ========
Supplemental disclosure of cash flow information:
  Interest paid............................................... $  26  $     61
                                                               =====  ========

                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          For the Periods from January 1 through May 4, 1998 and 1999
              (In thousands, except for share and per share data)
                                  (Unaudited)
1. BASIS OF PRESENTATION

   General--The accompanying unaudited consolidated financial statements have been prepared from the records of Braun Consulting, Inc. (the "Company") without audit, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's financial position at May 4, 1999 and its interim results of operations and cash flows for the periods from January 1 through May 4, 1998 and 1999. The balance sheet as of December 31, 1998, presented herein, has been derived from the audited financial statements of the Company for the year then ended.

   Accounting policies followed by the Company are described in Note 1 to the audited consolidated financial statements for the year ended December 31, 1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for purposes of the consolidated interim financial statements. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, for the year ended December 31, 1998.

   The results of operations for the periods presented herein are not necessarily indicative of the results to be expected for the full year.

2. ACQUISITION

   Pursuant to a Stock Purchase Agreement dated May 4, 1999 by and among the Company, Vertex Partners, Inc. ("Vertex") and the stockholders of Vertex, the Company acquired all of the outstanding stock of Vertex in exchange for 1,512,373 shares of the Company's common stock. The Company accounted for the acquisition as a pooling-of-interests and the accompanying unaudited financial statements for the periods from January 1 through May 4, 1998 and 1999 have been restated to include the Vertex information.

   Selected financial data of Braun Consulting, Inc. and Vertex prior to their merger and on a combined basis were as follows:

                                                     Braun
                                                   Consulting Vertex  Combined
      Period from January 1, 1998 through May 4,
       1998
        Revenues.................................   $ 6,661   $1,666  $ 8,327
        Income (loss) from continuing operations.       449     (427)      22
        Net income (loss)........................       373     (427)     (54)
      Period from January 1, 1999 through May 4,
       1999
        Revenues.................................   $10,164   $3,410  $13,574
        Income from continuing operations........       999      373    1,372
        Net income...............................       999      373    1,372

3. PRO FORMA INFORMATION

   The objective of the pro forma information is to show what the significant effects on the historical information might have been had the Company not been treated as an S Corporation for tax purposes.

   Income taxes--The pro forma information presented on the consolidated statements of income reflects a provision for income taxes at an effective rate of 42.6% and 40.0% for the periods from January 1 through May 4, 1998 and 1999, respectively.

 Pro forma Balance Sheet Information

   Distributions--The Company intends to make an S corporation distribution in the amount of $1,500 to stockholders which approximates taxes required to be paid currently by the stockholders on S corporation earnings through the date of the acquisition of Vertex and certain taxed but undistributed earnings through the termination date of the Company's status as an S corporation.

   Deferred income taxes--The Company will record a deferred income tax liability upon termination of the Company's S corporation status. The pro forma adjustments reflect this deferred tax liability of $3,100 as of May 4, 1999.

4. EARNINGS PER SHARE

   Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of dilutive potential common shares outstanding. The following summarizes the effects of dilutive securities for the periods in arriving at diluted earnings per share:

                                                               Periods From
                                                             January 1 Through
                                                                  May 4,
                                                           ---------------------
                                                              1998       1999
      Weighted average common shares--basic............... 11,294,160 12,197,899
      Impact of dilutive securities:
        Options...........................................    982,920    639,818
                                                           ---------- ----------
      Weighted average common shares--diluted............. 12,277,080 12,837,717
                                                           ========== ==========

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Braun Consulting, Inc.:

   We have audited the accompanying consolidated balance sheets of Braun Consulting, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Braun Consulting, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE llp
Chicago, Illinois
May 4, 1999

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          As of December 31,
                                                         ---------------------
                                                            1997       1998
                                                         (In thousands, except
                                                              share data)
                         ASSETS
Current assets:
  Cash.................................................. $      953 $      570
  Accounts receivable (net of allowance of $50 in 1997
   and $90 in 1998).....................................      5,099      6,548
  Accounts receivable--employees........................         13        357
  Receivable from Wincite--current portion (Note 3).....         --        114
  Prepaid expenses and other current assets.............         78        251
  Net assets of company held for disposition (Note 3)...        208         --
                                                         ---------- ----------
    Total current assets................................      6,351      7,840
Receivable from Wincite (Note 3)........................         --         95
Equipment, furniture and software--net (Note 4).........        871      1,831
Intangibles (net of accumulated amortization of $21 in
 1997 and $71 in 1998)..................................        129         79
                                                         ---------- ----------
    Total assets........................................ $    7,351 $    9,845
                                                         ========== ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable (Note 5)................................ $    1,851 $    2,745
  Accounts payable......................................        587      1,124
  Accrued liabilities...................................      1,191      1,077
  Unearned revenue......................................        114        270
  Distributions payable to stockholders.................        901      1,002
                                                         ---------- ----------
    Total current liabilities...........................      4,644      6,218
Commitments and contingencies (Note 7)
Stockholders' equity:
  Common stock, no par value; authorized, 100,000,000
   shares; issued and outstanding, 10,843,584 shares in
   1997 and 11,964,002 shares in 1998...................        132        436
  Notes receivable from stockholders....................         --        (38)
  Unearned deferred compensation (Note 9)...............         --        (30)
  Retained earnings.....................................      2,575      3,259
                                                         ---------- ----------
    Total stockholders' equity..........................      2,707      3,627
                                                         ---------- ----------
    Total liabilities and stockholders' equity.......... $    7,351 $    9,845
                                                         ========== ==========


                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      Years Ended December 31,
                                                  --------------------------------
                                                     1996       1997       1998
                                                    (In thousands, except share
                                                        and per share data)
Revenues:
  Consulting services...........................   $10,840    $17,444    $26,907
  Product sales.................................       432      2,064        955
                                                   -------    -------    -------
    Total revenues..............................    11,272     19,508     27,862
Costs and expenses:
  Project personnel and expenses................     6,346     10,161     16,072
  Cost of products sold.........................       470      2,032        884
  Selling and marketing expenses................       275      1,111      2,303
  General and administrative expenses...........     2,484      4,345      7,777
                                                   -------    -------    -------
    Total costs and expenses....................     9,575     17,649     27,036
                                                   -------    -------    -------
Operating income................................     1,697      1,859        826
Interest expense--net...........................        39         59        121
                                                   -------    -------    -------
Income from continuing operations...............     1,658      1,800        705
Income (loss) from discontinued operations (Note
 3).............................................         1        (84)      (101)
Gain on sale of discontinued operations (Note
 3).............................................        --         --        254
                                                   -------    -------    -------
Income before provision for income taxes........     1,659      1,716        858
Provision (benefit) for state income taxes......        --         81         (3)
                                                   -------    -------    -------
Net income......................................   $ 1,659    $ 1,635    $   861
                                                   =======    =======    =======
Pro forma (Unaudited--Note 2):
  Income before provision for income taxes......   $ 1,659    $ 1,716    $   858
  Pro forma provision for income taxes..........       684        702        457
                                                   -------    -------    -------
  Pro forma net income..........................   $   975    $ 1,014    $   401
                                                   =======    =======    =======
Earnings (loss) per share--basic:
  Continuing operations.........................   $  0.15    $  0.17    $  0.06
  Discontinued operations.......................        --      (0.01)      0.01
  Pro forma net income (Unaudited--Note 2)......      0.09       0.09       0.03
Earnings (loss) per share--diluted:
  Continuing operations.........................   $  0.14    $  0.15    $  0.06
  Discontinued operations.......................        --      (0.01)      0.01
  Pro forma net income (Unaudited--Note 2)......      0.08       0.08       0.03
Weighted average shares:
  Basic.........................................  10,831,397 10,843,584 11,572,451
  Diluted.......................................  11,741,455 12,077,775 12,602,376


                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               Notes
                                             Receivable    Unearned
                                    Common      from       Deferred   Retained
                           Shares    Stock  Stockholders Compensation Earnings Total
                                      (In thousands, except share data)

BALANCE, JANUARY 1,
 1996................... 10,249,580 $    99      --           --       $1,353  $1,452
  Exercise of stock
   options..............    594,004      33      --           --          --       33
  Distributions to
   stockholders
   declared.............        --      --       --           --       (1,320) (1,320)
  Net income............        --      --       --           --        1,659   1,659
                         ---------- -------    -----         ----      ------  ------
BALANCE, DECEMBER 31,
 1996................... 10,843,584     132      --           --        1,692   1,824
  Distributions to
   stockholders
   declared.............        --      --       --           --         (752)   (752)
  Net income............        --      --       --           --        1,635   1,635
                         ---------- -------    -----         ----      ------  ------
BALANCE, DECEMBER 31,
 1997................... 10,843,584     132      --           --        2,575   2,707
  Exercise of stock
   options..............  1,120,418      81    $ (38)         --          --       43
  Issuance of stock
   options..............        --      223      --          $(30)        --      193
  Distributions to
   stockholders
   declared.............        --      --       --           --         (177)   (177)
  Net income............        --      --       --           --          861     861
                         ---------- -------    -----         ----      ------  ------
BALANCE, DECEMBER 31,
 1998................... 11,964,002 $   436    $ (38)        $(30)     $3,259  $3,627
                         ========== =======    =====         ====      ======  ======



                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1996     1997     1998
                                                         (In thousands)
Cash flows from operating activities:
  Net income........................................ $ 1,659  $ 1,635  $   861
  Net (gain) loss from discontinued operations, net
   of provision (benefit) for state income taxes....      (1)      84     (153)
                                                     -------  -------  -------
  Income from continuing operations, net of
   provision (benefit) for state income taxes.......   1,658    1,719      708
  Adjustments to reconcile income from continuing
   operations, net of provision (benefit) for state
   income taxes, to net cash flows from operating
   activities:
    Compensation expense related to stock options...     --       --       193
    Deferred state income taxes.....................     --       (66)       8
    Depreciation and amortization...................     264      325      593
    Changes in assets and liabilities:
      Accounts receivable...........................  (1,250)  (1,905)  (1,793)
      Prepaid expenses and other current assets.....     (68)      21     (173)
      Accounts payable..............................     (23)     303      537
      Accrued liabilities...........................      91      936     (122)
      Unearned revenue..............................     104       10      156
                                                     -------  -------  -------
        Net cash flows from continuing operations...     776    1,343      107
        Net cash flows from discontinued operations.     (21)    (111)      14
                                                     -------  -------  -------
        Net cash flows from operating activities....     755    1,232      121
Cash flows from investing activities:
  Purchases of equipment and furniture and
   capitalized software costs.......................    (320)    (697)  (1,503)
  Acquisition of intangibles........................     --      (150)     --
  Proceeds from sale of discontinued operations.....     --       --       138
                                                     -------  -------  -------
        Net cash flows from investing activities....    (320)    (847)  (1,365)
Cash flows from financing activities:
  Borrowings........................................     401    1,300    1,843
  Repayments of debt................................    (143)    (401)    (949)
  Exercise of stock options.........................      33      --        43
  Distributions paid to stockholders................    (718)    (452)     (76)
                                                     -------  -------  -------
        Net cash flows from financing activities....    (427)     447      861
                                                     -------  -------  -------
Net increase (decrease) in cash.....................       8      832     (383)
Cash, January 1.....................................     113      121      953
                                                     -------  -------  -------
Cash, December 31................................... $   121  $   953  $   570
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
  Interest paid..................................... $    22  $   100  $   140
                                                     =======  =======  =======



                See notes to consolidated financial statements.

                    BRAUN CONSULTING, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements
                  Years Ended December 31, 1996, 1997 and 1998
              (In thousands, except for share and per share data)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Business--Braun Consulting, Inc. (the "Company" or "Braun Consulting") delivers comprehensive eSolutions by combining professional services expertise in customer-centric strategy and business intelligence with advanced Internet application development skills.

   Principles of Consolidation--The accompanying consolidated financial statements of Braun Consulting include the accounts of its wholly owned subsidiaries, Vertex Partners, Inc. ("Vertex") and BTG Ltd. and its majority owned limited liability company, Wincite Systems LLC (see Note 3). The Company acquired all of the outstanding common stock of Vertex on May 4, 1999 in a transaction accounted for as a pooling-of-interests. The accompanying consolidated financial statements for the years ended December 31, 1996, 1997 and 1998 have been restated to include the Vertex information (see Note 11). All significant intercompany balances have been eliminated.

   Management's Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Equipment, Furniture and Software--Equipment and furniture are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the related assets using the double-declining balance method. Leasehold improvements are depreciated over the lives of the leases. Software is stated at cost less accumulated amortization. The estimated useful lives are:

      Computer and office equipment................................... 3-5 years
      Office furniture................................................   7 years
      Software........................................................   3 years

   In March 1998, the Financial Accounting Standards Board issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on applying generally accepted accounting principles in addressing whether and under what conditions the costs of internal-use software should be capitalized. The Company adopted SOP 98-1 in 1998. During 1998, the Company capitalized $155 related to the implementation of computer software obtained for internal use. These costs primarily include licensing fees and internal labor costs of employees directly associated with the implementation project.

   Intangibles--Intangible assets comprise an acquired client list being amortized over a period of three years.

   Revenue Recognition--The Company maintains agreements with consulting clients that establish service fees on both a time-and-materials basis and on a fixed-price basis. Revenue is recognized as services are performed. Out-of-pocket expenses included in project personnel and expenses are net of client expense reimbursements in the accompanying consolidated statements of income. Losses on contracts, if any, are provided for in full in the period when determined. Revenue from sales of software is recognized upon delivery of the product.

   Income Taxes--The Company, with the consent of its stockholders, has elected to be taxed as an S corporation for federal and most states' income tax reporting purposes, which provides that taxable income or loss of the Company is generally passed through to the individual stockholders. Accordingly, no provision for such income taxes has been recorded in the accompanying financial statements. The Company has elected to be taxed as a C corporation in the state of Massachusetts. Accordingly, taxes are provided for income attributable to the Company's operations in this state. As of December 31, 1997 and 1998, the Company had a net deferred tax liability of $66 and $58, respectively, included in accrued liabilities on the accompanying balance sheets. Deferred taxes relate primarily to the timing of cash receipts and cash payments as the Company is a cash basis tax-payer in the state of Massachusetts.

   Earnings Per Share--Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of dilutive potential common shares outstanding. The following summarizes the effects of dilutive securities for the periods in arriving at diluted earnings per share:

                                  1996       1997       1998
      Weighted average common
       shares--basic.......... 10,831,397 10,843,584 11,572,451
      Impact of dilutive
       securities:
      Options.................    910,058  1,234,191  1,029,925
                               ---------- ---------- ----------
      Weighted average common
       shares--diluted........ 11,741,455 12,077,775 12,602,376
                               ========== ========== ==========

   Recent Accounting Pronouncement--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or its results of operations.

2. PRO FORMA INFORMATION (UNAUDITED)

   Since 1995, the Company has been treated as an S corporation for federal and certain state income tax purposes. The objective of the pro forma financial information is to show what the significant effects on the historical financial information might have been had the Company not have been treated as an S corporation for income tax purposes since that time. The following pro forma adjustments have been made.

 Pro Forma Income Statement Information

   Income Taxes--The pro forma information presented on the statements of income reflect a provision for income taxes at an effective rate of 41.2%, 40.9%, and 53.3% for the years ended December 31, 1996, 1997 and 1998, respectively.

3. DISCONTINUED OPERATIONS

   On May 28, 1998, the Company sold its interest in Wincite Systems LLC ("Wincite") to the minority owner. The consolidated financial statements and related notes reflect Wincite as a discontinued operation. The revenues from this operation, after intercompany eliminations, amounted to approximately $877 and $674 for the years ended December 31, 1996 and 1997, respectively, and $164 for the period January 1, 1998 through May 28, 1998. The assets and liabilities of this operation, consisting primarily of customer accounts receivable, property and equipment, and notes payable, are classified as net assets of company held for disposition, net of the related minority interest, as of December 31, 1997.

   In connection with the sale of Wincite, Braun Consulting is to receive two equal annual principal payments in the amount of $95 beginning May 31, 1999.

4. EQUIPMENT, FURNITURE AND SOFTWARE

   Equipment, furniture and software, and the related accumulated depreciation and amortization consist of the following:

                                                                  1997    1998
      Computer and office equipment............................. $1,376  $2,023
      Office furniture..........................................    285     784
      Software..................................................    138     369
      Leasehold improvements....................................     10      36
                                                                 ------  ------
                                                                  1,809   3,212
      Accumulated depreciation and amortization.................   (938) (1,381)
                                                                 ------  ------
          Total................................................. $  871  $1,831
                                                                 ======  ======

5. NOTES PAYABLE

   Notes payable at December 31, 1997 and 1998 are payable within one year and consist of the following:

                                                                   1997   1998
      Notes payable--bank........................................ $1,500 $2,595
      Notes payable--stockholders................................    351    150
                                                                  ------ ------
          Total.................................................. $1,851 $2,745
                                                                  ====== ======

   The Company entered into a revolving line of credit agreement in the amount of $3,000 on December 31, 1998 with a maturity date of January 31, 2000. The line of credit was $1,500 as of December 31, 1997. The line bears interest at the bank's prime rate (7.75% at December 31, 1998). The agreement requires the Company to maintain certain covenants. As of December 31, 1998, the

Company obtained a waiver from its lender related to the Company's violation of certain covenants. The line of credit is secured by all of the Company's accounts. The amount drawn on the line was $1,000 and $2,445 as of December 31, 1997 and 1998, respectively.

   A subsidiary of the Company maintains a revolving line of credit agreement in the amount of $950. The line bears interest at the bank's prime rate (7.75% at December 31, 1998) plus one percentage point and is payable upon lender's demand. The line is secured by substantially all of the assets of the subsidiary. The amount drawn on the line was $500 and $150 as of December 31, 1997 and 1998, respectively.

   Notes payable to the stockholders consist of advances from the principal stockholders. Terms of the 1997 notes with an outstanding principal balance of $212 as of December 31, 1997 include a provision for monthly payments plus interest at a fixed rate of 10%. There were no stated terms for the 1997 notes with an outstanding principal balance of $139. The 1997 notes were repaid by the Company during 1998. Terms of the 1998 notes include a provision for monthly payments plus interest at a fixed rate of 8%. The 1998 note was repaid by the Company in January 1999.

   The carrying amount of the notes payable approximates fair value because the floating interest rates reflect market rates.

6. COMMON STOCK

   Effective December 21, 1997, the Company declared a 6,605-for-1 stock split. All stock and rights to purchase stock amounts included within the financial statements have been adjusted to reflect the effects of the stock split.

7. LEASES

   The Company leases office facilities under operating lease agreements through 2005. In addition, the Company also leases equipment and accessories under an operating lease agreement expiring in 2002.

   Future minimum lease payments anticipated under these agreements are as follows:

      Year Ending
      December 31                                           Facilities Equipment
       1999................................................   $1,217     $ 43
       2000................................................    1,312       43
       2001................................................    1,337       43
       2002................................................      963       22
       2003................................................      828       --
       Thereafter..........................................    1,414       --
                                                              ------     ----
           Total...........................................   $7,071     $151
                                                              ======     ====

   Rent expense for facilities and equipment was $340, $516 and $876 for the years ended December 31, 1996, 1997 and 1998, respectively.

8. EMPLOYEE BENEFIT PLANS

   The Company sponsors two 401(k) plans which cover substantially all of its employees. Annual contributions under the plans are on an employer matching basis of 20% or 25%, depending on the plans, of the participant's "eligible contribution," as defined. A participant's "eligible contribution" is equal to the amount of the participant's elective deferrals for the plan year which does not exceed 5% of compensation. During the years ended December 31, 1996, 1997 and 1998, the Company expensed $44, $86 and $144, respectively, related to the plans.

9. STOCK OPTION COMPENSATION PLANS

   Vertex Plan--In 1994, the Company initiated a Stock Option Compensation Plan (the "1994 Plan"). Under the 1994 Plan, certain employees were given the right to acquire shares of common stock. The number of shares, exercise price of shares and vesting conditions were determined by the directors. No compensation expense was recognized in 1996 and 1997. In 1998, the Company granted options to certain employees and the option exercise price per share was less than the fair market value at the date of grant, thus creating unearned deferred compensation. The difference between the fair market value and the option price was recorded as unearned deferred compensation and is being charged to operations over the vesting periods of the options. In 1998, $193 was charged to operations.

   Braun Consulting 1995 Plan--In 1995, the Company adopted a Stock Option Compensation Plan (the "1995 Plan"). Under the 1995 Plan, certain employees were given the right to acquire shares of common stock. The number of shares, exercise price of shares, and vesting conditions were determined by the directors at the grant date. All shares have a fair value and exercise price of $.05. Under the terms of certain of the option grants, the Company subsidized the exercise price and, accordingly, recognized compensation expense of $13 in 1997 related to these subsidies. All compensation expense related to these subsidies was recognized prior to December 31, 1997. Therefore, no compensation expense was recognized in 1998.

   Braun Consulting 1998 Plans--The Company adopted the 1998 Employee Long-Term Stock Investment Plan and the 1998 Executive Long-Term Stock Investment Plan in 1998 (the "1998 Plans"). Under the 1998 Plans, certain employees and executives were given the right to acquire shares of common stock. The number of shares, exercise price of shares and vesting conditions were determined by the directors. The exercise price of the shares issued under the 1998 Plans was equal to fair value at the date of grant. Accordingly, no compensation expense was recognized in 1998. The shares available for future grants at December 31, 1998 was 1,742,475.

   The following summarizes changes in stock options under the 1998 Plans for the years ended December 31, 1996, 1997 and 1998:

                                    1996                       1997                     1998
                          -------------------------- ------------------------ --------------------------
                                         Weighted                 Weighted                   Weighted
                                         Average                  Average                    Average
                            Shares    Exercise Price  Shares   Exercise Price   Shares    Exercise Price
Options outstanding,
 beginning of year......   1,955,623      $0.05      1,461,619     $0.05       1,461,619      $0.05
Shares granted..........     100,000       0.05            --        --        1,773,716       1.79
Options exercised.......    (594,004)      0.06            --        --       (1,120,419)      0.07
Shares forfeited........         --         --             --        --         (265,165)      0.51
                          ----------                 ---------                ----------
Options outstanding, end
 of year................   1,461,619       0.05      1,461,619      0.05       1,849,751       1.64
                          ==========                 =========                ==========
Options exercisable, end
 of year................     388,376       0.05        388,376      0.05         140,208       1.61
                          ==========                 =========                ==========
Weighted average fair
 value of options
 granted during the
 year...................  $      .05                 $     --                 $     1.94
                          ==========                 =========                ==========

   Additional information for options outstanding and options exercisable under the plans at December 31, 1998 is as follows:

                                                      Weighted
                                                       Average
                                                      Remaining
                                                     Contractual
      Exercise           Outstanding                   Life in                   Exercisable
       Price               Shares                       Years                      Shares
      $0.05                 400,991                     1.35                            --
       0.20                 197,258                     1.21                            --
       0.90                 370,500                     4.20                        92,625
       3.00                 881,002                     6.82                        47,583
                          ---------                                                -------
                          1,849,751                                                140,208
                          =========                                                =======

   In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was issued and is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted by SFAS No. 123, the Company will continue to measure the Plans' cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the Company's Plans been determined consistent with the fair value method prescribed by SFAS No. 123, the impact on the Company's net income and earnings per share would have been as follows:

                                                              1996   1997  1998
      Net income:
        As reported......................................... $1,659 $1,635 $861
        Pro forma...........................................  1,651  1,628  774
      Earnings per share--basic (Unaudited):
        Pro forma as reported...............................   0.09   0.09 0.03
        Pro forma SFAS 123..................................   0.09   0.09 0.03
      Earnings per share--diluted (Unaudited):
        Pro forma as reported...............................   0.08   0.08 0.03
        Pro forma SFAS 123..................................   0.08   0.08 0.02

   The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of effects on reported net income for future years.

   For pro forma note purposes, the fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                Years Ended
                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
      1994 Plan:
        Expected future dividend yield........................ 0.0%  0.0%  0.0%
        Risk-free interest rate............................... 7.9%  7.9%  6.4%
        Expected life (months)................................  60    60    40
      1995 and 1998 Plans:
        Expected future dividend yield........................ 0.0%  0.0%  0.0%
        Risk-free interest rate............................... 7.9%  7.9%  5.8%
        Expected life (months)................................  55    55    72

   As the Company's stock is not publicly traded, the effects of volatility have been ignored given the uncertainty of future stock prices.

10. SEGMENT REPORTING AND SIGNIFICANT CLIENTS

   The Company engages in business activities in one operating segment which provides integrated management consulting services with advanced Internet application development skills. Senior management is provided information about the revenues generated in key client industries and service areas. The resources needed to deliver the Company's services are not separately reported by industry or service area. The Company's services are delivered to clients primarily in the United States and the Company's assets are located in the United States.

   Four customers accounted for 18.7%, 15.9%, 11.7% and 10.1%, respectively of total revenues in 1996. One customer accounted for 19.0% of total revenues in 1997. One customer accounted for 18.6% of total revenues in 1998. This summary involves five different clients.

11. SUBSEQUENT EVENT

   Pursuant to a Stock Purchase Agreement dated May 4, 1999 by and among the Company, Vertex Partners, Inc ("Vertex") and the stockholders of Vertex, the Company acquired all of the outstanding stock of Vertex in exchange for 1,512,373 shares of the Company's common stock. The Company accounted for the acquisition as a pooling-of-interests and the accompanying audited financial statements and related notes as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been restated to include the Vertex information.

                                                        Braun
                                                      Consulting Vertex Combined
Year ended December 31, 1996
  Revenues...........................................  $ 6,229   $5,043 $11,272
  Income from continuing operations..................      529    1,129   1,658
  Net income.........................................      530    1,129   1,659
Year ended December 31, 1997
  Revenues...........................................  $13,432   $6,076 $19,508
  Income from continuing operations..................    1,179      621   1,800
  Net income.........................................    1,095      540   1,635
Year ended December 31, 1998
  Revenues...........................................  $20,977   $6,885 $27,862
  Income from continuing operations..................      635       70     705
  Net income.........................................      788       73     861

   (Inside back cover)

   [Braun Consulting eSolutions Business Model graphic]

   Copy: Braun Consulting delivers comprehensive eSolutions by combining expertise in customer-centric strategy, business intelligence and business process applications, including Web-based technologies.

   www.braunconsult.com

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     , 1999

                                      [Logo]

                             Braun Consulting, Inc.

                                Shares of Common Stock

                              -------------------

                                   PROSPECTUS

                              -------------------

                          Donaldson, Lufkin & Jenrette

                              Salomon Smith Barney

                          Adams, Harkness & Hill, Inc.

                              -------------------

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make any representation as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Braun Consulting have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until          , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with issuance and distribution of the securities being registered, all of which shall be paid by Braun Consulting. All of such amounts (except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee) are estimated.

      Securities and Exchange Commission Registration Fee.............. $15,895
      NASD Filing Fee..................................................   6,250
      Nasdaq National Market Listing Fee...............................    *
      Printing Expenses................................................    *
      Legal Fees and Expenses..........................................    *
      Accounting Fees and Expenses.....................................    *
      Blue Sky Fees and Expenses.......................................    *
      Transfer Agent and Registrar Fees and Expenses...................    *
      Miscellaneous Expenses...........................................    *
                                                                        -------
          Total........................................................ $  *
                                                                        =======

---------------------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

 Delaware General Corporation Law

   Section 145(a) of the Delaware General Corporation Law ("DGCL") provides that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Braun Consulting may and, in certain cases, must be indemnified by Braun Consulting against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Braun Consulting. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Braun Consulting, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

 Certificate of Incorporation

   The certificate of incorporation of Braun Consulting provides that a director of Braun Consulting shall not be personally liable to Braun Consulting or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Braun Consulting or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Additionally, the certificate of incorporation provides that Braun Consulting will indemnify its officers and directors to the fullest extent permitted by the DGCL. However, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Braun Consulting, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the certificate of incorporation by the stockholders of Braun Consulting shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Braun Consulting existing at the time of such repeal or modification.

 Bylaws

   Braun Consulting's Bylaws generally provide for indemnification of officers, directors, employees and agents of Braun Consulting and persons serving at the request of Braun Consulting in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with Braun Consulting or such other business organizations. In the case of non-derivative actions, Braun Consulting will indemnify such persons against expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such person as long as they acted in good faith and in a manner they believed to be in or not opposed to the best interests of Braun Consulting. In the case of derivative actions, Braun Consulting will indemnify such persons against expenses, including attorneys' fees, incurred by them as long as they acted in good faith and in a manner they believed to be in or not opposed to the best interests of Braun Consulting. Braun Consulting also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

 Underwriting Agreement

   The underwriting agreement will provide for the indemnification of the directors and officers of Braun Consulting in certain circumstances.

 Insurance

   Braun Consulting intends to maintain a policy of liability insurance to insure its officers and directors and certain directors and officers of its wholly owned subsidiaries against losses resulting from certain acts committed by them in their capacities as officers and directors of Braun Consulting or its subsidiaries.

Item 15. Recent Sales of Unregistered Securities.

   Since January 1, 1996, Braun Consulting has sold and issued the following securities:

     (1) Pursuant to the 1995 Director Stock Option Plan,           shares of
  common stock have been issued pursuant to the exercise of options by five
  employees at a weighted average exercise price of $     per share.

      (2) On May 4, 1999, Braun Consulting issued to the stockholders of
  Vertex Partners, Inc.           shares in connection with the acquisition
  of Vertex Partners, Inc. by Braun Consulting. The stockholders of Vertex Partners, Inc. receiving shares of common stock of Braun Consulting consisted of Michael J. Evanisko and certain trusts for his children, James
  M. Kalustian, and Paul J. Bascobert.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offerings. All of the sales of securities above were made in reliance on one or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

      Exhibit
      Number   Description
      -------  -----------
      **1.1    Form of Underwriting Agreement.

       *3.1    Certificate of Incorporation.

      **3.2    Bylaws.

      **4.1    Specimen Certificate representing Common Stock.

       *4.2    Registration Rights Agreement dated as of May 4, 1999 by and among Braun Consulting, Inc., Michael J. Evanisko, James M.
                Kalustian and Paul J. Bascobert.

      **5.1    Opinion of Locke Liddell & Sapp LLP.

       *9.1    Voting Trust Agreement dated February 1, 1998 by and between
                Wayne L. Schneider, Josephine L. Schneider, Amos W. Braun,
                LaVerne M. Braun, Michael K. Braun, Maureen B. Braun, Janet M.
                Ostendorf, Gregory A. Ostendorf and Steven J. Braun.

      *10.1    Employment Agreement dated effective as of May 5, 1999 between
                Braun Consulting, Inc. and Paul J. Bascobert.

      *10.2    Employment Agreement dated effective as of May 5, 1999 between
                Braun Consulting, Inc. and Michael J. Evanisko.

      *10.3    Employment Agreement dated effective as of May 5, 1999 between
                Braun Consulting, Inc. and James M. Kalustian.

      *10.4    Executive Employment Agreement dated November 1, 1998 between
                Braun Technology Group, Inc. and Thomas J. Duvall.

      *10.5    Agreement dated September 1, 1998 between Steven J. Braun and
                Stephen J. Miller.

      *10.6    1995 Director Stock Option Plan.

      *10.7    1998 Employee Long-Term Stock Investment Plan.

      *10.8    1998 Executive Long-Term Stock Investment Plan.
      *21.1    Subsidiaries of Braun Consulting, Inc.

      *23.1    Consent of Deloitte & Touche LLP.

     **23.2    Consent of Locke Liddell & Sapp LLP (contained in Exhibit 5.1).

      *24.1    Power of Attorney (included on the signature page of this
                registration statement).

      *27.1    Financial Data Schedule.

---------------------
*  Filed herewith.
** To be filed by amendment.

   (b) Financial Statement Schedules.

   All schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 25, 1999.

                                          Braun Consulting, Inc.

Dated: May 25, 1999
                                                     /s/ Steven J. Braun
                                          By: _________________________________
                                                       Steven J. Braun
                                             President, Chief Executive Officer
                                                  and Chairman of the Board

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints STEVEN J. BRAUN, JOHN C. BURKE and GREGORY A. OSTENDORF, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, post-effective amendments), and any and all registration statements for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


        /s/ Steven J. Braun          President, Chief Executive       May 25, 1999
____________________________________  Officer and Chairman of the
          Steven J. Braun             Board (Principal Executive
                                      Officer)

         /s/ John C. Burke           Chief Financial Officer and      May 25, 1999
____________________________________  Treasurer (Principal
           John C. Burke              Financial Officer and
                                      Principal Accounting
                                      Officer)

        /s/ Thomas J. Duvall         Director                         May 25, 1999
____________________________________
          Thomas J. Duvall

       /s/ Stephen J. Miller         Director                         May 25, 1999
____________________________________
         Stephen J. Miller

      /s/ Michael J. Evanisko        Director                         May 25, 1999
____________________________________
        Michael J. Evanisko

       /s/ James M. Kalustian        Director                         May 25, 1999
____________________________________
         James M. Kalustian